PROSPECTUS SUPPLEMENT NO. 1 (to prospectus dated October 30, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No.333-269150

Lanvin Group Holdings Limited

Primary Offering of

31,979,969 Ordinary Shares Underlying Warrants

15,000,000 Ordinary Shares Underlying Convertible Preference Share

Secondary Offering of

153,460,240 Ordinary Shares

11,280,000 Warrants to Purchase Ordinary Shares

This prospectus supplement supplements the prospectus dated October 30, 2023 (as supplemented or amended from time to time, the “prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-269150). This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained herein.

The prospectus and this prospectus supplement relate to the issuance by us of (i) up to 20,699,969 of our ordinary shares, par value $0.000001 per share (“Ordinary Shares”) that are issuable by us upon the exercise of 20,699,969 Public Warrants (as defined below) that were previously registered, (ii) up to 11,280,000 Ordinary Shares that are issuable by us upon the exercise of 11,280,000 Private Placement Warrants (as defined below) and (iii) up to 15,000,000 Ordinary Shares that are issuable by us upon the conversion of one Convertible Preference Share (as defined below) that was issued by us to Meritz Securities Co., Ltd (“Meritz”) in exchange for one FFG Collateral Share (as defined below) issued to Meritz by Fosun Fashion Group (Cayman) Limited (“FFG”) on a private placement basis at a price of $1.00 per share pursuant to Meritz’s subscription agreement..

The prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”) of (A) up to 153,460,240 Ordinary Shares, consisting of (i) up to 15,327,225 Ordinary Shares that were issued on a private placement basis at a price of $10.00 per share to the PIPE Investors (as defined below) in connection with our Business Combination (as defined below) pursuant to their subscription agreements (“PIPE Shares”), (ii) up to 4,500,000 Ordinary Shares that were issued to Aspex Master Fund (“Aspex”) pursuant to its forward purchase agreement, which are comprised of (a) 4,000,000 Ordinary Shares issued in exchange for the 4,000,000 Class A ordinary shares of Primavera Capital Acquisition Corporation (“PCAC”) that were issued to Aspex by PCAC on a private placement basis at a price of $10.00 per share (assuming no value is assigned to Private Placement Warrants originally issued to Aspex referred to in clause (B) below), and (b) 500,000 Ordinary Shares issued in exchange for the 500,000 Class B ordinary shares of PCAC, or founder shares, that were transferred to Aspex by Primavera Capital Acquisition LLC (the “Sponsor”) on a private placement basis for no consideration, (iii) up to 4,999,999 Ordinary Shares that were issued to Meritz in exchange for the 18,569,282 ordinary shares of FFG issued to Meritz by FFG on a private placement basis at a price of approximately $2.69 per share (or an effective price of $10.00 per share, as adjusted for the Exchange Ratio) pursuant to Meritz’s subscription agreement, (iv) up to 97,353,016 Ordinary Shares that were issued to certain other shareholders of FFG (“FFG Selling Securityholders”) in exchange for the 362,577,510 FFG ordinary shares issued to FFG Selling Securityholders by FFG on a private placement basis at a weighted average price of $1.41 per share (calculated based on the applicable exchange rate at the time of the investments, or an effective price of $5.24 per share, as adjusted for the Exchange Ratio) pursuant to their subscription agreements, (v) up to 5,000,000 Ordinary Shares that were issued to the Sponsor in exchange for the 5,000,000 Class B ordinary shares of PCAC issued to the Sponsor by PCAC at an effective price of $0.005 per share, as further described in the immediately following paragraph, (vi) up to 11,280,000 Ordinary Shares issuable upon the exercise of Private Placement Warrants, and (vii) up to 15,000,000 Ordinary Shares issuable upon the conversion of one Convertible Preference Share and (B) up to 11,280,000 Warrants originally issued on a private placement basis, each exercisable for one Ordinary Share at an exercise price of $11.50 per share (“Private Placement Warrants”), which are comprised of (i) up to 1,000,000 Private Placement Warrants that were originally issued to Aspex pursuant to its forward purchase agreement and (ii) up to 10,280,000 Private Placement Warrants that were originally issued to the Sponsor at a price of $1.00 per warrant in connection with PCAC’s initial public offering.

Our Ordinary Shares and Warrants are listed on the New York Stock Exchange, or NYSE, under the trading symbols “LANV” and “LANV-WT,” respectively. On November 30, 2023, the closing prices for our Ordinary Shares and Warrants on the NYSE were $3.66 per share and $0.11 per warrant, respectively.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of the prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 1, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Month of December 2023

Commission File Number: 000-41569

LANVIN GROUP HOLDINGS LIMITED

4F, 168 Jiujiang Road,

Carlowitz & Co, Huangpu District

Shanghai, 200001, China

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Share Buyback and Private Placement of Ordinary Shares

On December 1, 2023, Lanvin Group Holdings Limited (the “Company”) entered into a share buyback and subscription agreement with Meritz Securities Co., Ltd. (“Meritz”), an institutional investor, in relation to the shares of the Company (the “Meritz SBSA”) and an amended and restated relationship agreement (the “Amended and Restated Relationship Agreement”). Pursuant to these agreements (i) Meritz agreed to sell and surrender, and the Company agreed to repurchase from Meritz 4,999,999 ordinary shares of the Company (“Exchanged Shares”) and one convertible preference share of the Company for a price equal to the Realized Agreed Return (as defined below) (the “Repurchase Price”); and (ii) Meritz agreed to subscribe for, and the Company agreed to issue to Meritz (a) such number of ordinary shares of the Company (the “First Tranche Subscription Shares”) equal to the quotient of the Realized Agreed Return (“the First Tranche Subscription Price,” which is equal to the Repurchase Price) divided by the First Tranche Market Price (as defined below) and (b) such number of ordinary shares of the Company equal to the quotient of US$15,000,000 (the “Second Tranche Subscription Price,” together with the First Tranche Subscription Price, the “Total Subscription Price”) divided by the Second Tranche Market Price (as defined below) (“Second Tranche Subscription Shares”, together with the First Tranche Subscription Shares, the “Subscription Shares”). At closing, the Repurchase Price will offset in its entirety against the First Tranche Subscription Price, and Meritz will pay the Second Tranche Subscription Price to the Company.

“First Tranche Market Price” means 110% of the average closing price of the Company’s ordinary shares for five trading days immediately preceding the closing date;

“Second Tranche Market Price” means the closing price of the Company’s ordinary shares on the trading date immediately preceding the closing date;

“Realized Agreed Return” means an amount that provides Meritz with an eleven and a half per cent (11.5%) XIRR, compounding every 12 months of US$50,000,000 calculated for the period between October 20, 2022 and the closing date, less any Realized Interim Return received by Meritz;

“Realized Interim Return” means any gross proceeds that Meritz has realized from the ordinary shares of Fosun Fashion Group (Cayman) Limited (“FFG”) it purchased (the “FFG Subscription Shares”), the Exchanged Shares that were issued in exchange for the FFG Subscription Shares and the Company’s convertible preference share, including any dividends received from the FFG or the Company (e.g., annual cash distribution received from FFG or the Company) and any sale proceeds from disposal of the Exchanged Shares and shares converted from the convertible preference share by Meritz;

1.	Underwriting Fees

Meritz is entitled to underwriting fees (the “Underwriting Fees”) in the fixed amount of 4% of the Total Subscription Price per annum for each of the two twelve-month periods following the closing.

The Underwriting Fees will be paid quarterly by the Company to Meritz, with the first quarterly payment payable on the date that falls three months after the closing and the last quarterly payment payable on the second anniversary of the closing.

2.	Put Option

Meritz has a right to put all (and not only some) Subscription Shares held by Meritz to the Company or any (the “Put Option”) at a price equal to the Agreed Return (the “Put Option Price”) upon occurrence of the following events: (a) any Credit Event (as defined below) of the Company; (b) the Company’s failure to provide replacement security within 10 business days after occurrence of any credit event related to Fosun Tourism Group (“FTG”) which results in the Coverage Ratio (as defined below) falling below 150%; (c) the lapse of the Call Option 2 (as defined below); (d) the second anniversary of the closing; and (e) the third anniversary of the closing.

The Put Option will lapse if (i) Meritz fails to serve the relevant exercise notice within ninety days after the Put Option is triggered; or (ii) Meritz has not exercised the Put Option by the date that falls ninety days after the third anniversary of the closing.

“Agreed Return” means the higher of an amount that:

(a)

provides Meritz with an eleven and a half per cent (11.5%) XIRR, compounding every 12 months, of: (i) the Total Subscription Price calculated for the period between the closing date and the date of realization; or

(b)	equals to 1.115 times the sum of the Total Subscription Price,

in each case, less an amount that yields a XIRR of 11.5%, compounding every 12 months, on any Interim Return received by Meritz calculated for the period between the date such Interim Return is paid and the date when the Agreed Return is realized.

“Interim Return” means any gross proceeds that Meritz has realised from the Subscription Shares, including any dividends received from the Company, any sale proceeds from disposal of any of the Subscription Shares by Meritz and any compensation, indemnification, payment or damages received by Meritz under any of the Meritz SBSA and other transaction documents (e.g. Underwriting Fees);

“Credit Events” means, among other things, insolvency, bankruptcy, liquidation or winding up of, and Mr. Guo Guangchang ceasing to have control of FTG, FFG, Fosun International Limited (“FIL”) or the Company, delisting or suspension of trading of shares of FTG or FIL for 15 trading days, delisting or suspension of trading of shares of the Company for 5 trading days, non-payment or events of default by FTG, FFG, FIL and the Company with respect to borrowings over specified amount, and failure to pay Meritz any Underwriting Fee.

3.	Security

The Company’s obligations to pay the Put Option Price and the Company’s indemnity obligations under the Meritz SBSA are secured by a charge over certain shares of FTG held by FIL, subject to a top up adjustment with (a) subject to Meritz’s consent which will not be unreasonably withheld, additional shares of FTG, (b) subject to Meritz’s consent which will not be unreasonably withheld, the Company’s ordinary shares, and/or (c) additional cash in US$ to be charged (the “Fixed Charges”).

In the event that the Coverage Ratio (defined below) falls below 150%, upon Meritz’s notice, the Company is obligated to, among other things, provide additional security by either (i) depositing additional cash in US$ by way of cash account charge in favour of Meritz (the “Cash Top Up”); (ii)(a) subject to Meritz’s consent which will not be unreasonably withheld, procuring FIL to grant a charge over additional shares of FTG in favour of Meritz, or (b) subject to Meritz’s consent which will not be unreasonably withheld, procuring FIL to grant a charge over shares of the Company in favour of Meritz (each of (a) and (b), “Share Top Up”); (iii) subject to Meritz’s consent which will not be unreasonably withheld, making a combination of Cash Top Up and Share Top Up; in each case so that the Coverage Ratio increases to no lower than 200%; or (iv) acquiring all Subscription Shares then held by Meritz at a price equal to the Agreed Return (“Top Up Obligations”)

“Coverage Ratio” equals to (i) the aggregate sum of (a) market value of the Subscription Shares held by Meritz; (b) market value of FTG security shares (applicable only if no Credit Event in respect of FTG is subsisting); (c) the amount of cash in the charged cash accounts; and (d) market value of topped-up the Company Shares (if any), divided by (ii) the Total Subscription Price multiplied by a factor equal to the number of the Subscription Shares then held by Meritz divided by the total number of the Subscription Shares.

4.	Event of Default

“Events of Defaults” are deemed to have occurred if the Company fails to fulfil its obligations with respect to the Put Option or fails to fulfil its Top Up Obligations.

If an Event of Default occurs, Meritz has the right to enforce the Fixed Charges to recover the amount equal to the Agreed Return, and to the extent there is a shortfall between the gross proceeds that Meritz has realized from enforcement of the Fixed Charges and the Agreed Return, the Company remains liable to pay such shortfall to Meritz by acquiring all Subscription Shares then held by Meritz at a price equal to such shortfall amount or having a third party investor purchase the Subscription Shares from Meritz. Immediately after Meritz has realized the Agreed Return, Meritz will surrender any remaining Subscription Shares held by it to the Company at nil consideration.

5.	Call Option

Following the closing, the Company has the right to acquire from Meritz (i) up to 70% of the Subscription Shares then held by Meritz (“Call Option 1”) after the date on which the closing share price of the Company has been less than 50% of the Total Subscription Price divided by total number of the Subscription Shares for three consecutive trading days at a purchase price equal to the Agreed Return multiplied by a fraction, the numerator of which is the total number of the Company that is subject to Call Option 1 and the denominator of which is the total number of the Subscription Shares; and (ii) up to 50% of the Subscription Shares then held by Meritz (“Call Option 2,” together with Call Option 1, the “Call Options”) after expiry of the twelve-month period following the closing at a purchase price equal to the higher of (a) the Agreed Return; multiplied by a fraction, the numerator of which is the total number of the Company ordinary shares that are subject to Call Option 2 and the denominator of which is the total number of the Subscription Shares and (b) the market price of the Subscription Shares multiplied by the number of the Subscription Shares subject to the Call Option 2. The Company may nominate third party investors to acquire the shares from Meritz in connection with its exercise of the Call Options.

6.	Registration Rights

The offer and sale of the ordinary shares is being made in a transaction not involving a public offering and the ordinary shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the ordinary shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Under the Amended and Restated Relationship Agreement, the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the ordinary shares to be issued to Meritz as soon as reasonably practicable and within 30 days after the closing and to use commercially reasonable efforts to have the registration statement declared effective as soon as possible thereafter but in no event later than 60 days thereafter, or 120 days thereafter in the event of a “review” by the SEC.

The closing of the share buyback as well as the private placement and sale of the ordinary shares is expected to take place within three business days after the last of the closing conditions under the Meritz SBSA is satisfied, which include, among other things, Meritz having filed the foreign direct investment report as required under the Foreign Exchange Transaction Act of Korea and obtained relevant governmental clearance.

The foregoing descriptions of the Meritz SBSA and the Amended and Restated Relationship Agreement are qualified in their entirety by reference herein to such agreements, copies or forms of which are attached as Exhibits 99.1 and 99.2 to this Report of Foreign Private Issuer on Form 6-K.

EXHIBIT INDEX

Exhibit Number	Description

99.1	Share Buyback and Subscription Agreement

99.2	Amended and Restated Relationship Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LANVIN GROUP HOLDINGS LIMITED

By:	/s/ Yun Cheng
Name: Yun Cheng
Title: Chief Executive Officer

Date: December 1, 2023

Exhibit 99.1

December 1, 2023

LANVIN GROUP HOLDINGS LIMITED

MERITZ SECURITIES CO., LTD.

SHARE BUYBACK AND SUBSCRIPTION AGREEMENT

in relation to the shares of

LANVIN GROUP HOLDINGS LIMITED

This Agreement is dated December 1, 2023

Parties

1.

Lanvin Group Holdings Limited, an exempted company incorporated in the Cayman Islands with company number 382280 and its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (PubCo); and

2.

Meritz Securities Co., Ltd., a corporation incorporated under the laws of the Republic of Korea (Korea) having its principal office at Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Korea 07326 (Investor),

(each a Party in this Agreement and together, the Parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 4 (Definitions and Interpretation).

Recitals

(A)

PubCo, Fosun Fashion Group (Cayman) Limited (FFG) and Investor entered into a share subscription agreement, dated October 16, 2022 (the FFG Share Subscription Agreement), pursuant to which FFG issued, and Investor subscribed for, 18,569,282 ordinary shares, par value EUR1.00 per share, of FFG (the FFG Subscription Shares) at subscription price of US$49,999,999 and one (1) preferred collateral share of FFG (the Collateral Share) at subscription price of US$1.

(B)

Upon closing of the mergers and other transactions (the De-SPAC Transaction) pursuant to a business combination agreement, dated March 23, 2022 (as amended and supplemented, the Business Combination Agreement) among PubCo, Primavera Capital Acquisition Corporation, FFG and certain other parties thereto on December 14, 2022 (the De-SPAC Closing Date), the Collateral Share was cancelled in exchange for one (1) convertible preference share of PubCo (the Convertible Preference Share) and the FFG Subscription Shares were exchanged to 4,999,999 ordinary shares, par value US$0.000001 per share, of PubCo and listed on the New York Stock Exchange (trading symbol: LANV) (the Exchanged Shares).

(C)

PubCo wishes to (i) repurchase from Investor, and Investor wishes to sell and surrender to PubCo, all the Exchanged Shares and the Convertible Preference Share; and (ii) issue to Investor, and Investor wishes to subscribe from PubCo, the Subscription Shares (defined below) subject to the terms of this Agreement.

(D)

Concurrently with and as a material inducement to this Transaction as a whole, the Parties will enter into an amended and restated relationship agreement (the Amended Relationship Agreement) to amend the relationship agreement entered into between PubCo and Investor, dated October 19, 2022, as amended by the amendment to relationship agreement entered into between PubCo and Investor, dated April 14, 2023, and set out therein the rights and obligations of the Parties in connection with the Subscription Shares.

IT IS NOW AGREED:

1.	Share Buyback and Share Subscription

1.1

Subject to the terms of this Agreement, Investor shall sell and surrender to PubCo, and PubCo shall repurchase from Investor, all the Exchanged Shares and the Convertible Preference Share, free and clear from any Encumbrance upon Closing and with all rights, title and interest attaching thereto (the Repurchase) at the Repurchase Price (as defined hereunder).

1.2

Subject to the terms of this Agreement, PubCo shall allot and issue to Investor, and Investor shall subscribe for, (a) such number of Ordinary Shares equal to the quotient of the First Tranche Subscription Price divided by the First Tranche Market Price (the First Tranche Subscription Shares) and (b) such number of Ordinary Shares equal to the quotient of US$15,000,000 divided by the Second Tranche Market Price (the Second Tranche Subscription Shares, together with the First Tranche Subscription Shares, the Subscription Shares), in each case to be rounded down to the nearest whole number and to be newly issued by PubCo free and clear from any Encumbrance upon Closing (the issuance and subscription for the Subscription Shares together with the Repurchase, the Transaction). PubCo shall ensure that the Subscription Shares allotted and issued to Investor shall be issued as fully-paid and rank pari passu in all respects with all other Ordinary Shares in issue or to be issued by PubCo as at the Closing Date.

2.	Price

2.1	The aggregate repurchase price for the Exchanged Shares and the Convertible Preference Share shall be at a price equal to the Agreed Return rounded up to the nearest US$ (the Repurchase Price).

2.2

The per share subscription price for the First Tranche Subscription Shares shall be the First Tranche Market Price, and the aggregate subscription price shall be equal to the Repurchase Price (the First Tranche Subscription Price).

2.3

The per share subscription price for the Second Tranche Subscription Shares shall be the Second Tranche Market Price and the aggregate subscription price shall be US$15,000,000 (the Second Tranche Subscription Price).

2.4

The amount of the Repurchase Price payable by PubCo to Investor shall offset in its entirety against the amount of First Tranche Subscription Price payable by Investor to PubCo, and Investor shall only be required to pay the Second Tranche Subscription Price to PubCo at Closing pursuant to Part B of Schedule 1 (Closing Arrangements).

3.	Closing

3.1

Closing shall take place as soon as possible, but in no event later than the date which falls three (3) Business Days, after the last of the conditions set forth in clause 5 (Conditions to Closing) is satisfied or waived, other than those conditions that by their nature are to be satisfied at Closing, or such other date (a) mutually agreed by PubCo and Investor in writing, or (b) duly notified and deferred in accordance with clauses 3.4(b) and 3.5. (the Closing Date).

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3.2

At or prior to the Closing Date, each of PubCo and Investor shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party in Schedule 1 (Closing Arrangements).

3.3

Neither PubCo (on the one hand) nor Investor (on the other) is obliged to complete the Transaction in accordance with this Agreement (or the payment of Second Tranche Subscription Price) unless the other Party has complied with all of its relevant obligations in Schedule 1 (Closing Arrangements).

3.4

If at Closing, either PubCo (on the one hand) or Investor (on the other) fails to comply with any of its obligations as set out in Schedule 1 (Closing Arrangements), then the non-defaulting Party shall be entitled (in addition to and without prejudice to other rights and remedies available) by written notice to the defaulting Party on the date Closing would otherwise have taken place, to:

(a)	require Closing to take place so far as practicable having regard to the defaults which have occurred;

(b)

notify the defaulting Party of a subsequent date for Closing, in which case the provisions of this clause 3 (Closing) (other than this clause 3.4) and Schedule 1 (Closing Arrangements) shall apply to Closing as so deferred; or

(c)

terminate this Agreement (other than the Surviving Provisions), provided that such termination shall not affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation falling due for performance prior to such termination.

3.5

In the event Closing is deferred in accordance with clause 3.4(b) and if at such deferred Closing, any Party fails to comply with its obligations in Schedule 1 (Closing Arrangements), the non-defaulting Party shall have the rights as set out in clauses 3.4(a) to 3.4(c) (inclusive) as if references to “Closing” herein, were references to such deferred Closing; provided that, notwithstanding anything to the contrary herein, Closing shall not be deferred more than twice under clause 3.4(b).

3.6

As soon as reasonably practicable and within five (5) Business Days after the Closing Date, PubCo shall procure the Transfer Agent to provide Investor with the updated book entry form reflecting Investor as the registered holder of the Subscription Shares.

4.	Warranties

4.1

Subject to the matters as disclosed in the SEC Filings, PubCo represents and warrants to Investor as at the date of this Agreement and at the Closing Date in the terms of the PubCo Warranties. Each of the PubCo Warranties shall be construed as a separate and independent warranty.

4.2

To the extent permitted by applicable Law, PubCo shall promptly disclose to Investor any matter or thing which arises or of which it becomes aware after entering into this Agreement which is inconsistent with or a breach of any of the PubCo Warranties or which will or may be a breach of any PubCo Warranty when they are repeated at Closing.

4.3

Subject to the matters as disclosed in the SEC Filings, Investor may claim that any of the PubCo Warranties is or was untrue or misleading or has or had been breached even if Investor discovered on or before entering into this Agreement or before Closing that the PubCo Warranty in question was untrue, misleading or had been breached.

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4.4

Investor represents and warrants to PubCo as at the date of this Agreement and at the Closing Date in the terms of the Investor Warranties. Each of the Investor Warranties shall be construed as a separate and independent warranty.

5.	Conditions to Closing

5.1	Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transaction shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)	there shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction;

(b)

the Account Security Agreement has been duly executed by the parties thereto, together with (i) notice of charge duly executed by FIL, and (ii) conditions of consent to account charge duly executed by FIL and Citibank, N.A., Hong Kong Branch, each in accordance with the terms of the Account Security Agreement;

(c)

Investor shall have filed the foreign direct investment report as required under the Foreign Exchange Transaction Act of Korea, and obtained clearance from the applicable Governmental Entity in connection thereof; and

(d)	the Amended Relationship Agreement has been duly executed by the parties thereto and remains in effect.

5.2	Conditions to the Obligations of Investor. The obligations of Investor to consummate the Transaction shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)

each of the representations and warranties in Schedule 2 (PubCo Warranties) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specific date, which shall be true and correct in all material respects as of that specific date); and

(b)

the Company shall have duly performed and complied with, in all material respects, all covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

5.3	Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transaction shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)

each of the representations and warranties in Schedule 3 (Investor Warranties) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specific date, which shall be true and correct in all material respects as of that specific date); and

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(b)

Investor shall have duly performed and complied with, in all material respects, all covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

5.4

Each Party shall use their respective best efforts to cooperate and ensure that the conditions as specified in clauses 5.1(a), (b) and (d) shall be fulfilled as soon as practicable after the date of this Agreement. Investor shall use its best efforts to ensure that the condition specified in clause 5.1(c) shall be fulfilled as soon as practicable after the date of this Agreement.

6.	Costs

Except as otherwise provided in this Agreement and as expressly permitted under this clause 6 (Costs), each Party shall be responsible for its own costs and expenses incurred in connection with the negotiation and execution of the Transaction Documents including this Agreement, the consummation of the Repurchase and the issuance and subscription for the Subscription Shares; provided however, that, on the Closing Date, PubCo shall pay or reimburse Investor for legal costs and attorney’s fees reasonably incurred by Investor in connection with the transactions contemplated under the Transaction Documents in an amount to be promptly agreed by the Parties following the execution of this Agreement.

7.	Announcements

No Party (nor any of its respective Affiliates) shall release or dispatch any announcement or circular in connection with the existence or subject matter of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed) unless such announcement or circular is required by applicable Law or the rules of any stock exchange or regulatory or other supervisory body or authority of competent jurisdiction.

8.	Confidentiality

8.1

Each Party shall (and shall ensure that each of its Representatives shall) maintain information relating to the provisions and subject matter of, and negotiations leading to, this Agreement in confidence and not disclose such information to any Person except:

(a)	as permitted by clause 7 (Announcements) or this clause 8 (Confidentiality); or

(b)	as the other Party approve in writing.

8.2	Clause 8.1 shall not prevent disclosure (x) by a Party to its Representatives; or (y) by a Party or any of its Representatives to the extent it can demonstrate that:

(a)

disclosure is required by applicable Law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that the disclosing Party shall first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);

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(b)	disclosure is necessary in connection with the management of the Tax affairs of a Party or its Affiliates;

(c)

disclosure is of information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(d)	disclosure is of information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives); or

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings to which the disclosing Party is a party in a case where such disclosure is required by such proceedings.

9.	Assignment

Unless the Parties specifically agree in writing, no Person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in any of them. Any purported assignment in contravention of this clause 9 (Assignment) shall be void.

10.	Further Assurances

10.1	Each Party shall execute, or procure the execution of, such further documents as may be required by applicable Law or be necessary to implement and give effect to this Agreement.

10.2	Each Party shall procure that its Representatives comply with all obligations under this Agreement that are expressed to apply to any such Representatives.

11.	Notices

11.1

Any notice to be given by one Party to the other Party in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognized courier company.

11.2

A notice shall be effective upon receipt and shall be deemed to have been received: (a) at the time of delivery, if delivered by hand, registered post or courier; or (b) at the time of transmission, if delivered by email. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

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11.3	The addresses and email addresses of the Parties for the purpose of clause 11.1 are:

PubCo	Address:	Email:

For the attention of: Gong CHENG	4F, 168 Jiujiang Road, Carlowitz & Co, Huangpu District, Shanghai 200001, China	roy.cheng@lanvin-group.com

Investor	Address:	Email:

For the attention of: Ethan Lee Hobin Whang	Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, 07326, Korea	sanghwan.lee@meritz.co.kr hobin.whang@meritz.co.kr

11.4	Each Party shall notify the other Party in writing of a change to its details in clause 11.3 from time to time.

12.	Whole Agreement

12.1

This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the subscription of the Subscription Shares and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Transaction; provided that, after Closing, this Agreement and the Amended Relationship Agreement shall be read as one agreement; provided further that, after Closing, to the extent of any inconsistency between this Agreement and the Amended Relationship Agreement, as may be amended and restated from time to time, the latter shall prevail to the extent of any such inconsistency.

12.2	Nothing in this clause 12 (Whole Agreement) shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

13.	Waivers, Rights and Remedies

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

14.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

15.	Variations

No variation, deletion, supplement, amendment or replacement of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of both Parties.

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16.	Invalidity and Conflicts

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable under the applicable Law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

17.	Third Party Enforcement Rights

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to Persons who are not a party to this Agreement.

18.	Governing Law and Jurisdiction

18.1

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the laws of any other jurisdiction.

18.2

In the event of any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it, the Parties shall use best efforts to resolve such dispute, controversy or claim amicably through discussions in good faith. If the Parties fail to resolve such dispute, controversy or claim amicably within thirty (30) days of the occurrence thereof, the Parties shall submit to arbitration. Any such dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre under the Arbitration Rules of the Singapore International Arbitration Centre (SIAC Rules) for the time being in force. For the purpose of such arbitration, there shall be three (3) arbitrators appointed, and each of the claimant and the respondent shall appoint one (1) arbitrator and each such appointed arbitrator shall agree upon and appoint the third (3rd) arbitrator. If the two (2) appointed arbitrators are unable to agree on a third (3rd) arbitrator, the third (3rd) arbitrator shall be appointed in accordance with the SIAC Rules. The seat of arbitration shall be in Singapore and the language of the arbitration shall be English. The arbitration shall be the sole and exclusive forum for resolution of any such dispute, controversy or claim and a decision rendered by the arbitral tribunal in such proceedings shall be final and binding on the Parties, without right of appeal. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another Party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by a Governmental Entity or as required in an action in aid of arbitration or for enforcement of an arbitral award.

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19.	Remedies

19.1

The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise. The Parties acknowledge and agree that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. The Parties further acknowledge that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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Schedule 1

Closing Arrangements

Part A PubCo Closing Obligations

1.	At Closing, PubCo shall:

(a)

deliver or ensure that there is delivered to Investor a copy of (to the extent not delivered prior to Closing) PubCo’s board resolutions having approved (i) the Transaction, (ii) repurchase of the Exchanged Shares and the Convertible Preference Share, (iii) issuance of the Subscription Shares, and (iv) execution and performance of each of the Transaction Documents to which PubCo is a party;

(b)	deliver a scanned copy of an irrevocable instruction letter to the Transfer Agent instructing the Transfer Agent to issue the Subscription Shares to Investor;

(c)

deliver or ensure that there is delivered to Investor a certified true copy of (to the extent not delivered prior to Closing) the certificate of incorporation, the current memorandum and articles of association, the current register of directors, a recent certificate of incumbency and a recent certificate of good standing of PubCo;

(d)	deliver or ensure that there is delivered to Investor a copy of the resolutions of FIL’s executive committee of the board of directors to approve the Transaction Documents to which FIL is a party;

(e)	deliver or ensure that there is delivered to Investor a copy of the Account Security Agreement duly executed by FIL, together with:

(i)	notice of charge duly executed by FIL and delivered to Citibank, N.A., Hong Kong Branch in accordance with the terms of the Account Security Agreement;

(ii)	conditions of consent to account charge duly executed by FIL and Citibank, N.A., Hong Kong Branch in accordance with the terms of the Account Security Agreement; and

(f)	deliver to Investor a copy of the Amended Relationship Agreement duly executed by PubCo.

Part B Investor Closing Obligations

1.	At Closing, Investor shall:

(a)	pay to PubCo the Second Tranche Subscription Price by wire transfer of immediately available funds in US$ to the Company Bank Account;

(b)	deliver a scanned copy of an executed irrevocable stock power to the Transfer Agent instructing the Transfer Agent to transfer the Exchanged Shares and the Convertible Preference Share to PubCo;

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(c)	mail the original stock power to the Transfer Agent and send the tracking number for such mail to the Transfer Agent;

(d)

deliver to PubCo a copy of Investor’s corporate authorization document(s) (to the extent not delivered prior to the Closing) evidencing the due and valid approval by Investor of the Transaction and the Transaction Documents to which Investor is a party;

(e)	deliver to PubCo the Account Security Agreement duly executed by Investor; and

(f)	deliver to PubCo a copy of the Amended Relationship Agreement duly executed by Investor.

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Schedule 2

PubCo Warranties

1.

PubCo is validly incorporated, in existence, in good standing and duly registered under the Laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.

PubCo has obtained all corporate authorizations and all other governmental, statutory, regulatory or other consents, licenses and authorizations required to empower it to enter into and perform its obligations under this Agreement and the Amended Relationship Agreement.

3.

Entry into and performance by PubCo of this Agreement or the Amended Relationship Agreement will not (a) breach any provision of its constitutional documents; or (b) result in a breach of any applicable Laws in its jurisdiction of incorporation, any order, decree or judgment of any court or any Governmental Entity.

4.

This Agreement and the Amended Relationship Agreement will, when executed, constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, moratorium, and similar Laws affecting creditors generally and by the availability of equitable remedies.

5.

No bankruptcy, insolvency or judicial composition proceedings concerning PubCo has been applied for. So far as PubCo is aware, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning PubCo nor do any circumstances exist according to any applicable bankruptcy or insolvency Laws which would justify the avoidance of this Agreement or the Amended Relationship Agreement.

6.

Neither PubCo nor any of its Representatives are Sanctions Targets, or act directly or indirectly on behalf of any Sanctions Target. Neither PubCo nor its subsidiaries are incorporated, located, resident or carrying on a trade or business in a Sanctioned Country. So far as PubCo is aware, PubCo and its subsidiaries are in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in it being designated as a Sanctions Target.

7.

None of PubCo, or any of its affiliates (as defined in Rule 405 under the Securities Act) or any Person acting on its or their behalf has engaged or will engage in any “directed selling efforts” (within the meaning of Regulation S), with respect to the Subscription Shares, and PubCo is a “foreign issuer” as defined in Regulation S.

8.

The information in relation to PubCo as disclosed in the SEC Filings, to PubCo’s knowledge, is true and accurate in all material respects as of the date of such filings or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended.

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Schedule 3

Investor Warranties

1.

Investor is validly incorporated, in existence, in good standing and duly registered under the Laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement.

2.

Except any approval required to satisfy the condition set forth under clause 5.1(c), Investor has obtained all corporate authorizations and all other governmental, statutory, regulatory or other consents, licenses and authorizations required to empower it to enter into and perform its obligations under this Agreement and the Amended Relationship Agreement.

3.

Entry into and performance by Investor of this Agreement or the Amended Relationship Agreement will not (a) breach any provision of its constitutional documents; or (b) result in a breach of any applicable Laws in its jurisdiction of incorporation, or any order, decree or judgment of any court or any Governmental Entity to which it is a party or by which it is bound.

4.

This Agreement and the Amended Relationship Agreement will, when executed, constitute valid and binding obligations of Investor, enforceable against Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, moratorium, and similar Laws affecting creditors generally and by the availability of equitable remedies.

5.

Investor is (a) the sole legal and beneficial owner of the Exchanged Shares and the Convertible Preference Share free and clear from all Encumbrances; and (b) entitled to transfer or procure the transfer of the full ownership of the Exchanged Shares and the Convertible Preference Share to PubCo on the terms set out in this Agreement.

6.

No bankruptcy, insolvency or judicial composition proceedings concerning Investor has been applied for. So far as Investor is aware, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning Investor nor do any circumstances exist according to any applicable bankruptcy or insolvency Laws which would justify the avoidance of this Agreement or the Amended Relationship Agreement.

7.

Neither Investor nor any of its Representatives are Sanctions Targets, or act directly or indirectly on behalf of any Sanctions Target. Investor is not incorporated, located, resident or carrying on a trade or business in a Sanctioned Country. So far as Investor is aware, Investor is in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in it being designated as a Sanctions Target.

8.	Investor:

(a)	is located outside the United States and is not a U.S. person (as defined in Rule 902 of Regulation S);

(b)	is acquiring the Subscription Shares in an “offshore transaction” meeting the requirements of Rule 903 of Regulation S;

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(c)	understands that the offering meets the exemptions from filing under FINRA Rule 5123(c);

(d)

is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities;

(e)

is aware that the sale to it is being made in reliance on a private placement exemption from, or in a transaction not subject to, registration under the Securities Act, and the purchaser and the person, if any, for whose account or benefit the purchaser is acquiring the Subscription Shares offered pursuant to this Agreement, was located outside of the United States and was not a U.S. person at the time (x) the offer was made to it, and (y) when the buy order for such Subscription Shares was originated, and continues to be located outside of the United States and not to be a U.S. person and has not purchased such Subscription Shares for the account or benefit of any person located in the United States or who is a U.S. person, or entered into any arrangement for the transfer of such Subscription Shares or any economic interest therein to any person located in the United States or any U.S. person;

(f)	is authorized to consummate the purchase of the Subscription Shares offered pursuant to this Agreement in compliance with all applicable Laws of the jurisdiction where such sales are to be made;

(g)

is not a distributor, dealer or an affiliate of the distributor or a dealer. Investor is not receiving a selling concession, fee or other remuneration in respect of the Subscription Shares. Investor will not, during the period commencing on the date of receipt of the Subscription Shares and ending on the fortieth (40th) day after such date, or such shorter period as may be permitted by Regulation S or other applicable securities Law (the Restricted Period), offer, sell, pledge or otherwise transfer the Subscription Shares in the United States, or to a U.S. person, for the account or benefit of a U.S. person, or otherwise in a manner that is not in compliance with Regulation S;

(h)

has not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Subscription Shares, including without limitation, any put, call or other option transaction, option writing or equity swap;

(i)

will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Subscription Shares, only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all applicable state and foreign securities Laws;

(j)

has not acquired the Subscription Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Rule 902 of Regulation S) in the United States in respect of the Subscription Shares; and

(k)

has not undertaken or carried out any activities for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Subscription Shares.

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Schedule 4

Definitions and Interpretation

1.	Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Account Security Agreement means the account security agreement, in form and substance reasonably satisfactory to the Parties, to be entered into by FIL and Investor on the Closing Date;

Affiliate means, with respect to any Person, (a) any (i) other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, (ii) trust or partnership of which the trustee or general partner is the Person referred to in clause (i), or (iii) entity which manages or provides investment management advice to, or is managed by or receives investment management advice from, any of the foregoing, (b) any directors of such Person or of a Person described in clause (a) of this sentence, and (c) if such Person is an individual, (i) the individual’s spouse, (ii) the members of the immediate family (including parents, siblings and children) or other direct lineal descendant of the individual or of the individual’s spouse, and (iii) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with any of the foregoing individuals; provided that, with respect to the foregoing clause (a), “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise;

Agreed Return means an amount that provides Investor with an eleven and a half per cent. (11.5%) XIRR, compounding every 12 months of US$50,000,000 calculated for the period between October 20, 2022 and the Closing Date, less any Interim Return received by Investor, where, XIRR means the internal rate of return calculated using the XIRR function in Microsoft Excel software, using actual dates of cash flows (taking into account any Interim Return) and based on annual compounding;

Amended Relationship Agreement has the meaning given in the Recitals to this Agreement;

Business Combination Agreement has the meaning given in the Recitals to this Agreement;

Business Day means a day (excluding Saturday or Sunday and public holidays in Korea, the PRC, Hong Kong and Cayman Islands) on which commercial banks in Korea, the PRC, Hong Kong and Cayman Islands are generally open for business;

Closing means completion of the Transaction in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 3.1;

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Closing Price means the last reported publicly traded price of the Ordinary Shares at the closing of trading on a Trading Day;

Collateral Share has the meaning given in the Recitals to this Agreement;

Company Bank Account means the following account of PubCo:

Company Name: Lanvin Group Holdings Limited

Bank: Standard Chartered Bank (Hong Kong) Limited

Swift Code: SCBLHKHHXXX

Account No: 36811599090

Bank Address: 7th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Hong Kong

Convertible Preference Share has the meaning given in the Recitals to this Agreement;

De-SPAC Closing Date has the meaning given in the Recitals to this Agreement;

De-SPAC Transaction has the meaning given in the Recitals to this Agreement;

Disrupted Trading Day means a Trading Day in which any of the following events occurs:

(a)	Any event that prohibits or otherwise makes impossible any market participants in general to effect transactions in, or obtain market values for the shares of PubCo;

(b)

Any material suspension of trading by the relevant stock exchange on which the shares of PubCo are traded, whether by reason of movements in price exceeding limits permitted by that stock exchange or otherwise; or

(c)	A closure of the stock exchange on which the shares of PubCo are traded prior to its regular trading time.

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first offer, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect;

Exchanged Shares has the meaning given in the Recitals to this Agreement;

FFG has the meaning given in the Recitals to this Agreement;

FFG Share Subscription Agreement has the meaning given in the Recitals to this Agreement;

FFG Subscription Shares has the meaning given in the Recitals to this Agreement;

FIL means Fosun International Limited, a company incorporated in Hong Kong with its registered address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong;

First Tranche Market Price means 110% of the arithmetic mean of the Closing Prices on the five (5) Trading Days (excluding any Disrupted Trading Days) immediately preceding the Closing Date;

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First Tranche Subscription Price has the meaning given in clause 2.2;

First Tranche Subscription Shares has the meaning given in clause 1.2;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority;

Governmental Order means any judgment, decision, ruling, decree, order, settlement, injunction, writ, stipulation, determination or award of any Governmental Entity;

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China;

Interim Return means any gross proceeds that Investor has realized from the FFG Subscription Shares, Exchanged Shares and Convertible Preference Share, including any dividends received from FFG or PubCo (e.g., annual cash distribution received from FFG or PubCo) and any sale proceeds from disposal of the Exchanged Shares and shares converted from the Convertible Preference Share by Investor;

Investor has the meaning given in the Preambles to this Agreement;

Investor Warranties means the warranties given by Investor as set out in Schedule 3 (Investor Warranties);

Korea has the meaning given in the Preambles to this Agreement;

Law(s) means any law, statute, ordinance, rule, regulation, listing rules, stock exchange rules and regulations, code, Governmental Order or other requirement as enacted, issued, promulgated, enforced or entered by a Governmental Entity and having a legally binding effect;

Ordinary Shares means the ordinary shares of PubCo, par value US$0.000001;

parent company means any company that in relation to another company (its subsidiary):

(d)	holds a majority of the voting rights in the subsidiary;

(e)	is a member of the subsidiary and has the right to appoint or remove a majority of its board of directors;

(f)	is a member of the subsidiary and controls a majority of the voting rights in it under an agreement with the other members; or

(g)	has the right to exercise a dominant influence over the subsidiary under the subsidiary’s articles or a contract authorized by them,

in each case whether directly or indirectly through one or more companies;

Parties has the meaning given in the Preambles to this Agreement;

Party has the meaning given in the Preambles to this Agreement;

Person means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, any other legal entity, government or any agency or political subdivisions thereof, or any group comprised of two (2) or more of the foregoing;

PRC means the People’s Republic of China, for the sole purpose of this Agreement, excluding Hong Kong, Macau, and Taiwan;

PubCo has the meaning given in the Preambles to the Agreement;

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PubCo Warranties means the warranties given by PubCo as set out in Schedule 2 (Public Warranties);

Regulation S means Regulation S under the Securities Act;

Representatives means, in relation to a Party, its respective Affiliates and advisors;

Repurchase has the meaning given in clause 1.1;

Repurchase Price has the meaning given in clause 2.1;

Restricted Period has the meaning given in paragraph 8(g) of Schedule 3 (Investor Warranties);

Sanctioned Country means any country or territory that is, or whose government is, the subject or target of comprehensive territorial based Sanctions;

Sanctions means any trade or economic sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority;

Sanctions Authority means:

(a)	the United Nations (as a whole and not its individual members), including the United Nations Security Council;

(b)

the United States, including the United States Department of Treasury Office of Foreign Assets Control, the United States Department of Commerce Bureau of Industry and Security and the United States Department of State,

(c)	the European Union (as a whole and not its individual member states);

(d)	the United Kingdom, including the Office of Financial Sanctions Implementation of His Majesty’s Treasury; or

(e)	any other relevant national or supra-national Governmental Entity with jurisdiction over the relevant Party,

in each case, including the respective governmental institutions, departments and agencies of any of the foregoing which administers or enforces Sanctions with jurisdiction over the relevant Party and its Representatives;

Sanctions Target means any Person, vessel or aircraft with which dealings are restricted or prohibited by any Sanctions;

SEC Filings means the annual report on Form 20-F filed by PubCo with the Securities and Exchange Commission of the United States on April 20, 2023;

Second Tranche Market Price means the Closing Price on the Trading Day immediately preceding the Closing Date;

Second Tranche Subscription Price has the meaning given in clause 2.2;

Second Tranche Subscription Shares has the meaning given in clause 1.2;

Securities Act means the Securities Act of 1933, as amended;

SIAC Rules has the meaning given in clause 18.2;

Subscription Shares has the meaning given in clause 1.2;

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Surviving Provisions means clauses 6 (Costs), 7 (Announcements), 8 (Confidentiality), 9 (Assignment), 11 (Notices), 12 (Whole Agreement), 13 (Waivers, Rights and Remedies), 15 (Variations), 16 (Invalidity), 17 (Third Party Enforcement Rights) and 18 (Governing Law and Jurisdiction), and Schedule 4 (Definitions and Interpretation);

Tax means: (i) taxes on income, profits and gains; and (ii) all other taxies, levies, duties, imposts, charges and withholdings of any fiscal nature, including any excise, property, capital, value added, sales, use, occupation, transfer, franchise and payroll taxes and any social security or social fund contributions, and any payment which the relevant Person may be or become bound to make to any Person as a result of the discharge by that Person of any tax which the relevant Person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant Person or any other Person and of whether any amount in respect of them is recoverable from any other Person;

Trading Day means any day on which the stock exchange on which the Ordinary Shares are traded is scheduled to open for trading for its regular trading sessions;

Transaction has the meaning given in clause 1.2;

Transaction Documents means this Agreement, the Amended Relationship Agreement and the Account Security Agreement;

Transfer Agent means Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, NY 10004-1561; and

Working Hours means 9.30 a.m. to 5.30 p.m. on a Business Day in the place of receipt of a notice.

2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a paragraph, clause or Schedule shall refer to those of this Agreement unless stated otherwise;

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)

references to Hong Kong dollars, HKD or HK$, United States dollars, USD or US$ and RMB are references to the lawful currency from time to time of Hong Kong, the United States of America and the PRC, respectively;

(d)

reference to amount in certain currency includes its equivalent in other currencies based on exchange rate published by Bloomberg L.P. on the relevant date (which shall be the date when the warranty is given or the undertaking or obligation needs to be complied with); and

(e)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

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3.

Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of PubCo or Investor under this Agreement.

4.	Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.

Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 4 (Definitions and Interpretation) and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

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SIGNATURE

This Agreement is signed by duly authorized representatives of the Parties:

SIGNED	)	SIGNATURE:	/s/ Yun Cheng
for and on behalf of	)
LANVIN GROUP	)
HOLDINGS LIMITED	)	NAME:	Yun CHENG

SIGNED	)	SIGNATURE:	/s/ CHANG WONJAE
for and on behalf of	)
MERITZ SECURITIES	)
CO., LTD.	)	NAME:	CHANG WONJAE

Exhibit 99.2

December 1, 2023

LANVIN GROUP HOLDINGS LIMITED

MERITZ SECURITIES CO., LTD.

AMENDED AND RESTATED

RELATIONSHIP AGREEMENT

in relation to the shares of

LANVIN GROUP HOLDINGS LIMITED

This Agreement is dated December 1, 2023.

Parties

1.

Lanvin Group Holdings Limited, an exempted company incorporated in the Cayman Islands with company number 382280 and its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (PubCo); and

2.

Meritz Securities Co., Ltd., a corporation incorporated under the laws of the Republic of Korea (Korea) having its principal office at Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Korea 07326 (Investor),

(each a Party in this Agreement and together, the Parties)

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 2 (Definitions and Interpretation).

Recitals

(A)

PubCo, Fosun Fashion Group (Cayman) Limited (FFG) and Investor entered into a share subscription agreement, dated October 16, 2022 (the FFG Share Subscription Agreement), pursuant to which FFG issued, and Investor subscribed for 18,569,282 ordinary shares, par value EUR1.00 per share, of FFG (the FFG Subscription Shares) at subscription price of US$49,999,999 and one (1) preferred collateral share of FFG (the Collateral Share) at subscription price of US$1.

(B)

PubCo and Investor entered into a relationship agreement, dated October 19, 2022 (the Original Relationship Agreement), which became effective upon closing of the mergers and other transactions (the De-SPAC Transaction) pursuant to a business combination agreement, dated as of 23 March 2022 (as amended and supplemented, the Business Combination Agreement) among PubCo, Primavera Capital Acquisition Corporation, FFG and certain other parties thereto on December 14, 2022. PubCo and Investor entered into an amendment to the Original Relationship Agreement, dated April 14, 2023 (the Relationship Agreement Amendment).

(C)

Upon closing of the De-SPAC Transaction, the Collateral Share was cancelled in exchange for one (1) convertible preference share of PubCo (the Convertible Preference Share) and the FFG Subscription Shares were exchanged to 4,999,999 ordinary shares, par value US$0.000001 per share and listed on the New York Stock Exchange (trading symbol: LANV), of PubCo (the Exchanged Shares) pursuant to the Business Combination Agreement.

(D)

PubCo and Investor have entered into a share buyback and subscription agreement on the date hereof (the Share Buyback and Subscription Agreement), pursuant to which (i) PubCo agreed to repurchase from Investor, and Investor agreed to sell and surrender to PubCo, all the Exchanged Shares and the Convertible Preference Share held by Investor; and (ii) PubCo agreed to allot and issue, and Investor agreed to subscribe for, such number of Ordinary Shares as set forth in the Share Buyback and Subscription Agreement (the PubCo Subscription Shares) (the repurchase of the Exchanged Shares and the Convertible Shares, and the issuance and subscription for the PubCo Subscription Shares, each in accordance with the terms and conditions of the Share Buyback and Subscription Agreement, collectively hereinafter, the Transaction).

(E)

Concurrently with, and as a material inducement to the Transaction as a whole, the Parties wish to enter into this Agreement to amend and restate the Original Relationship Agreement and the Relationship Agreement Amendment to govern the rights and obligations of the Parties with respect to the PubCo Subscription Shares.

IT IS NOW AGREED:

1.	Amendment of Original Relationship Agreement

1.1

This Agreement shall be in full force and effect subject to and immediately upon the completion of the closing in accordance with the terms and conditions set forth under the Share Buyback and Subscription Agreement (the Closing).

1.2

The Parties hereby agree and acknowledge that, upon the effectiveness of this Agreement in accordance with clause 1.1 above, the Original Relationship Agreement and the Relationship Agreement Amendment shall be terminated in its entirety and be of no further force or effect by virtue of this Agreement, without the need for any further action on the part of any of the parties thereto. Each of the Parties hereto agrees, from and after the date of this Agreement, to fully, finally and irrevocably release, acquit and forever discharge the other Party from, and not commence, institute or assert, any actions, causes of action, suits, damages, liabilities, claims and demands whatsoever, which such Party ever had, now has or may have against the each other Party, whether known or unknown, to the extent arising from, relating to, or otherwise in respect of, the Original Relationship Agreement and the Relationship Agreement Amendment. For the avoidance of doubt, the Original Relationship Agreement and the Relationship Agreement Amendment shall be superseded by this Agreement in accordance with this clause 1.2, upon and subject to the completion of the Closing pursuant to the Share Buyback and Subscription Agreement.

2.	Undertakings

2.1	Transfer of PubCo Shares. Subject to clauses 3 (Investor Put Option) and 4 (PubCo Call Option):

(a)	Investor shall only Transfer any PubCo Subscription Shares:

(i)	through on-market transactions via a reputable broker on the stock exchange on which such ordinary shares of PubCo are traded; or

(ii)

through any off-market transactions provided that prior to any of such transfer, Investor shall promptly deliver a written notice (the ROFR Transfer Notice) to PubCo, which ROFR Transfer Notice shall include (i) the number of the PubCo Subscription Shares proposed to be Transferred by Investor, and (ii) the amount of the proposed consideration for the proposed Transfer and any other material terms and conditions upon which the proposed Transfer is to be made. For a period of three (3) Business Days following receipt of the ROFR Transfer Notice, PubCo shall have the right, either by itself or by one or more third party investors as nominated by PubCo, to purchase all or a portion of the PubCo Subscription Shares subject to the ROFR Transfer Notice on the same terms and conditions as set forth therein, by delivering a written notice to Investor within such three (3) Business Days period specifying the number of the PubCo Subscription Shares that PubCo intends to acquire from Investor (the ROFR Purchase Notice). PubCo shall effect the purchase of the number of the PubCo Subscription Shares as specified in the ROFR Purchase Notice, including payment of the full purchase price, not more than two (2) Business Days after delivery of the ROFR Purchase Notice (the date of payment, the ROFR Completion Date), and at the ROFR Completion Date, Investor shall deliver to PubCo all necessary certificates representing valid title to the PubCo Subscription Shares as specified in the ROFR Purchase Notice and such other documents as may be necessary or appropriate to effect the transfer of such number of PubCo Subscription Shares specified in the relevant ROFR Purchase Notice. Failure by PubCo or any of its nominee to provide its ROFR Purchase Notice within the three (3) Business Days following receipt of the ROFR Transfer Notice or pay the relevant full purchase price within two (2) Business Days following delivery of the ROFR Purchase Notice, shall be deemed as a waiver to its rights under this clause 2.1(a)(ii), and Investor shall be permitted to Transfer the number of PubCo Subscription Shares specified in the relevant ROFR Transfer Notice through any off-market transactions.

(b)

Notwithstanding the foregoing clause 2.1(a), if an Event of Default has occurred, Investor shall only Transfer the PubCo Subscription Shares through on-market transaction via a reputable broker on the stock exchange on which the Ordinary Shares are traded.

(c)

If Investor sells any PubCo Subscription Shares within the first twelve (12) month period after the Closing Date in accordance with this clause 2.1, Investor agrees that any gross proceeds so received by Investor per each PubCo Subscription Share shall be distributed in accordance with the following priority and in the following amounts:

(i)

first, one hundred percent (100%) to Investor until Investor has received a return on such PubCo Subscription Share that is equal to eleven and a half per cent. (11.5%) XIRR of the Blended Subscription Price Per Share calculated for the period between the Closing Date and the date of such realization less an amount that yields an XIRR of 11.5% on any Interim Return applicable on such PubCo Subscription Share actually received by Investor calculated for the period between the date such Interim Return is paid and the date of realization applicable to this clause 2.1(c)(i); and

(ii)

second, any remaining proceeds after distribution of such gross proceeds to Investor in accordance with clause 2.1(c)(i) above to PubCo, provided that notwithstanding the foregoing, in the event such PubCo Subscription Share is sold for more than US$5.00 per share (subject to any adjustment as a result of any share split or consolidation of Ordinary Shares), any gross proceeds over and above US$5.00 per each PubCo Subscription Share shall be distributed to Investor.

2.2	PubCo Reporting Obligations.

(a)

As long as Investor owns any shares of PubCo, PubCo at all times while it shall be reporting under the Securities Exchange Act of 1934, as amended, shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and shall promptly furnish Investor with true and complete copies of all such filings, unless filed through the SEC’s EDGAR system. PubCo further covenants that it shall take such further action as Investor may reasonably request, all to the extent required from time to time, to enable Investor to sell the shares of PubCo held by Investor without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, including providing any customary legal opinions as to the availability of Rule 144 under the Securities Act.

(b)

The Parties further agree that if the shares in PubCo held by Investor are eligible to be sold without restriction under, and without PubCo being in compliance with the current public information requirements of, Rule 144 under the Securities Act, or there is an effective registration statement covering the resale of such shares in PubCo, then at Investor’s request, PubCo will cause PubCo’s transfer agent to promptly remove any restrictive legend or notation set forth in each register and book entry for such share, and each certificate (if any) evidencing such share. In connection therewith, if required by PubCo’s transfer agent, PubCo will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to transfer such shares without any such legend or notation in any relevant register and book entry. Upon the request of Investor, PubCo shall deliver to Investor a written certification of a duly authorized officer of PubCo as to whether it has complied with such requirements.

2.3	Reporting of Credit Events.

(a)

PubCo shall be obliged to inform Investor of occurrence of any Credit Event with respect to PubCo promptly after the occurrence of such Credit Event and such notification shall include supporting documents and other relevant information for Investor to assess the occurrence of such Credit Event; and

(b)

PubCo shall procure FIL to inform Investor of occurrence of any Credit Event with respect to FIL promptly after the occurrence of such Credit Event and occurrence of any Credit Event with respect to FTG as soon as practicable after such information becomes available to FIL and such notification shall include supporting documents and other relevant information for Investor to assess the occurrence of such Credit Event.

2.4	Registration Rights. The Parties acknowledge and agree to their respective rights, obligations, undertakings and agreements as set out in Schedule 1 (Investor Registration Rights).

3.	Investor Put Option

3.1

Investor shall have the right to sell all (and not only some) of PubCo Subscription Shares then held by Investor to PubCo, free and clear from any Encumbrance and with all rights attaching thereto, upon the occurrence of any of the following events (each a Put Option Trigger Event) in accordance with this clause 3.1:

(a)	the occurrence of any Credit Event in respect of PubCo;

(b)

PubCo has failed to provide replacement security in accordance with clause 3.2(a), 3.2(b), 3.2(c) or 3.2(d) within 10 Business Days after occurrence of any Credit Event in respect of FTG which results in the Coverage Ratio falling below 150%;

(c)	Call Option 2 has lapsed in accordance with clause 4.6;

(d)	the second (2nd) anniversary of the Closing Date; or

(e)	the third (3rd) anniversary of the Closing Date.

3.2

Upon the occurrence of a Credit Event with respect to FTG which results in the Coverage Ratio falling below 150% in accordance with this Agreement (such date being a FTG Credit Event Date), PubCo shall have 10 Business Days after the FTG Credit Event Date to replace the FTG Security Shares by way of:

(a)

depositing or procuring the deposit of additional cash in US$ (or any other cash-equivalent or other liquid asset with the prior written consent from Investor) in one or more of the Charged Cash Accounts;

(b)	subject to Investor’s consent (which shall not be unreasonably withheld), depositing or procuring the deposit of additional Ordinary Shares in the Charged Securities Account;

(c)	subject to Investor’s consent (which shall not be unreasonably withheld), making a combination of the security replacement as mentioned in clause 3.2(a) and clause 3.2(b) above;

(d)	providing other collateral mutually agreed by Investor and PubCo in favor of Investor,

to the extent that immediately after the security replacement has been put in place, or as of the Instruction Date (if any additional Ordinary Shares are pledged in accordance with this clause 3.2), the Coverage Ratio increases to a level that is no lower than 200% (provided that if any additional Ordinary Shares are pledged in accordance with this clause 3.2, PubCo shall procure that the Ordinary Shares shall be deposited in the Charged Securities Account no later than five (5) Business Days after the Instruction Date), Investor shall as soon as reasonably practicable release and discharge all of the FTG Security Shares from the security created under the Account Security Agreement, and from the Charged Securities Account and shall execute and deliver a deed of release, make a Form NM2 filing with the Hong Kong Company Registry and provide all necessary and reasonable support to PubCo and other parties to release, reassign and discharge the FTG Security Shares from the security created under the Account Security Agreement, and to consent to any such release and transfer.

For the purpose of this clause 3.2, the value of the additional Ordinary Shares shall be determined by referring to the average Closing Price of the shares of PubCo in the three (3) consecutive Trading Days period (excluding any Disrupted Trading Days) before the Instruction Date; or

(e)	acquire all the PubCo Subscription Shares then held by Investor at a price equal to the Agreed Return rounded to the nearest dollar.

3.3

If any Put Option Trigger Event takes place, Investor shall have the right to exercise the put option (the Post-IPO Put Option) by serving PubCo with a written notice (Put Option Exercise Notice) within ninety (90) days from the date of occurrence of the applicable Put Option Trigger Event (the Put Option Exercise Period). The Post-IPO Put Option can only be exercised once in relation to all of the PubCo Subscription Shares then held by Investor on the date of the Put Option Exercise Notice.

3.4

After receipt of the Put Option Exercise Notice from Investor, PubCo shall be obliged to, within thirty (30) days of receipt, acquire all the PubCo Subscription Shares held by Investor (the date for such acquisition, the Post-IPO Put Option Completion Date) at a price equal to the Agreed Return rounded to the nearest dollar (the Post-IPO Put Option Price).

3.5

On the Post-IPO Put Option Completion Date, (a) PubCo shall procure the payment of the Post-IPO Put Option Price to Investor; and (b) Investor shall deliver to PubCo all necessary certificates representing valid title to the PubCo Subscription Shares that are subject to the Post-IPO Put Option and such other documents as may be necessary or appropriate to effect the transfer of the PubCo Subscription Shares that are subject to the Post-IPO Put Option to PubCo. PubCo agrees to provide all assistance as Investor may reasonably require in connection with the sale of PubCo Subscription Shares to PubCo. In the event PubCo fails to (x) procure the payment of the Post-IPO Put Option Price to Investor, or (y) complete the purchase of the PubCo Subscription Shares by PubCo, in each case within thirty (30) days of receiving the Put Option Exercise Notice in accordance with this clause 3.5, Investor shall have the recourse as set out in clause 5.3 below.

3.6	The Post-IPO Put Option shall lapse after either of the following:

(a)	in relation to the relevant Put Option Trigger Event, Investor fails to serve the Put Option Exercise Notice within the applicable Put Option Exercise Period; or

(b)	Investor has not exercised the Post-IPO Put Option by serving the Put Option Exercise Notice to PubCo by the date that falls ninety (90) days after the third (3rd) anniversary of the Closing Date.

3.7

The Parties agree that PubCo shall have the right to nominate one or more third party investors to acquire the PubCo Subscription Shares to be sold by Investor in accordance with this clause 3 (Investor Put Option), subject to the applicable sanctions and anti-bribery Law. In the event that such third party investors as nominated by PubCo fail to (x) make the payment of the Post-IPO Put Option Price to Investor, or (y) complete the acquisition of PubCo Subscription Shares from Investor, within thirty (30) days of receiving the Put Option Exercise Notice in accordance with clause 3.5, Investor shall have the recourse as set out in clause 5.3 below.

3.8

Investor and PubCo (or to the extent any third party investors are nominated by PubCo to acquire the PubCo Subscription Shares in accordance with this clause 3 (Investor Put Option), such third party investors), shall each be responsible for its own Tax arising from such sale and acquisition of the PubCo Subscription Shares in accordance with this clause 3 (Investor Put Option).

4.	PubCo Call Option

4.1

PubCo shall have the right to acquire up to seventy per cent. (70%) of all of PubCo Subscription Shares then held by Investor from Investor, free and clear from any Encumbrance and with all rights attaching thereto (Call Option 1) after the date on which the Closing Price has been less than fifty per cent. (50%) of the Total Subscription Price divided by the total number of PubCo Subscription Shares for three (3) consecutive Trading Days (excluding any Disrupted Trading Days) on the stock exchange on which ordinary shares of PubCo are traded (Call Option Trigger Event 1). In exercising Call Option 1, PubCo shall acquire such number of PubCo Subscription Shares that is specified in the Call Option Exercise Notice in accordance with clause 4.3 at a price equal to the Agreed Return multiplied by a fraction, the numerator of which is the total number of ordinary shares of PubCo that is subject to Call Option 1 and the denominator of which is the total number of PubCo Subscription Shares, rounded to the nearest dollar (subject to any adjustment as a result of any share split or consolidation of ordinary shares of PubCo) (Call Option Price 1).

4.2

Provided that Call Option 1 has not been exercised, PubCo shall have the right to acquire up to fifty per cent. (50%) of all of PubCo Subscription Shares then held by Investor from Investor, free and clear from any Encumbrance and with all rights attaching thereto (Call Option 2, collectively with Call Option 1, the Call Options) after the expiry of the twelve (12) month period after the Closing Date (Call Option Trigger Event 2, collectively with the Call Option Trigger Event 1, each, a Call Option Trigger Event and together, the Call Option Trigger Events). In exercising Call Option 2, PubCo shall acquire such number of PubCo Subscription Shares that is specified in the Call Option Exercise Notice in accordance with clause 4.3 at a price equal to the higher of: (a) the Agreed Return multiplied by a fraction, the numerator of which is the total number of Ordinary Shares that is subject to Call Option 2 and the denominator of which is the total number of PubCo Subscription Shares, rounded to the nearest dollar (subject to any adjustment as a result of any share split or consolidation of Ordinary Shares); or (b) the Market Price multiplied by the total number of Ordinary Shares of PubCo that is subject to Call Option 2, rounded to the nearest dollar (Call Option Price 2, collectively with the Call Option Price 1, the Call Option Prices).

4.3

PubCo may exercise any of the Call Options by serving Investor with a written notice (the Call Option Exercise Notice) within ninety (90) days from the date of occurrence of a Call Option Trigger Event. PubCo shall specify in the Call Option Exercise Notice a date that is no later than thirty (30) days after the date of the Call Option Exercise Notice on which PubCo shall acquire and Investor shall sell the PubCo Subscription Shares subject to the Call Option at the applicable Call Option Price (the Call Option Completion Date). In exercising the Call Options, PubCo shall also specify in such Call Option Exercise Notice the number of PubCo Subscription Shares that PubCo intends to acquire from Investor.

4.4

On the Call Option Completion Date, (a) PubCo shall procure the payment of the applicable Call Option Price to Investor; and (b) Investor shall deliver to PubCo all necessary certificates representing valid title to the PubCo Subscription Shares that are subject to the Call Option and such other documents as may be necessary or appropriate to effect the transfer of the PubCo Subscription Shares that are subject to the Call Option to PubCo.

4.5	Call Option 1 shall lapse on the date that falls ninety (90) days after the first occurrence of the Call Option Trigger Event 1 if PubCo has not exercised it before then.

4.6	Call Option 2 shall lapse on the date that falls ninety (90) days after the occurrence of the Call Option Trigger Event 2 if PubCo has not exercised it before then.

4.7

The Parties agree that PubCo shall have the right to nominate one or more third party investors to acquire the PubCo Subscription Shares to be purchased from Investor in accordance with this clause 4 (PubCo Call Option), subject to the applicable sanctions and anti-bribery Law.

4.8

Investor and PubCo (or to the extent any third party investors are nominated by PubCo to acquire PubCo Subscription Shares in accordance with this clause 4 (PubCo Call Option), such third party investors), shall each be responsible for its own Tax arising from such sale and acquisition of the PubCo Subscription Shares in accordance with this clause 4 (PubCo Call Option).

5.	Security and Event of Default

5.1

PubCo shall ensure the creation and perfection of the security granted under the Account Security Agreement and the Cash Account Charge in accordance with the terms thereto and applicable Laws to secure the PubCo’s performance of its obligation under clause 3 (Investor Put Option) and any indemnity given by PubCo to Investor under clause 19 (Indemnification).

5.2	An event of default (the Event of Default) shall be deemed to have occurred:

(a)

if Investor exercises the Post-IPO Put Option and PubCo or any third party investors nominated by PubCo fails to purchase the PubCo Subscription Shares and pay Investor the Post-IPO Put Option Price in accordance with clause 3 (Investor Put Option) within thirty (30) days after receipt of the relevant Put Option Exercise Notice; or

(b)

if Investor delivers a Top Up Exercise Notice to PubCo in accordance with clause 6.1 and PubCo fails to (i) fulfil its Top Up Obligation; or (ii) purchase the PubCo Subscription Shares then held by Investor, in each case within three (3) Business Days after receipt of the Top Up Exercise Notice.

5.3

If an Event of Default occurs, Investor shall have the right to enforce the security created pursuant to the Account Security Agreement and/or the Cash Account Charge, and to the extent there is any shortfall amount between: (a) the gross proceeds that Investor has realized from enforcement of the security created pursuant to the Account Security Agreement and the Cash Account Charge (if applicable); and (b) the Agreed Return, PubCo shall remain liable to pay any such shortfall amount to Investor by:

(a)	acquiring all the PubCo Subscription Shares then held by Investor at a price equal to such shortfall amount, rounded to the nearest dollar; and/or

(b)

requiring Investor to sell, at the reasonable request of PubCo and on terms reasonably acceptable to Investor (on the one hand) and PubCo (on the other hand), any or all of the PubCo Subscription Shares then held by Investor to any third party investor(s), by delivering a written instruction to Investor setting out (i) the number of the PubCo Subscription Shares to be Transferred by Investor, and (ii) the amount of the consideration for such Transfer.

5.4

Immediately after Investor has realized the Agreed Return in accordance with clause 5.3 above, Investor shall surrender to PubCo any remaining PubCo Subscription Shares then held by Investor and any excess return beyond the shortfall amount it receives under clause 5.3(b) at nil consideration.

5.5

Investor agrees to take the reasonable instructions from PubCo and provide all reasonable support in order for PubCo to effect the transaction under clause 5.3(a) or clause 5.3(b) (to the extent applicable).

6.	Coverage Ratio

6.1

If the Coverage Ratio is below 200% on and as of the Closing Date, PubCo shall, at its sole discretion, (a) procure FIL to, within five (5) Business Days after the Closing Date, deposit in the Charged Securities Account such number of Ordinary Shares in favor of Investor, and/or (b) deposit or procure the deposit of additional cash in US$ (or any other cash-equivalent or other liquid asset with the prior written consent from Investor) in one or more of the Charged Cash Accounts, to the effect that had such number of Ordinary Shares been in the Charged Securities Account and/or had such cash or any other cash-equivalent or other liquid asset been deposited in the Charged Cash Accounts on the Closing Date, the Coverage Ratio on and as of the Closing Date would have been 200% or higher.

6.2

If the Coverage Ratio is discovered to be below 150% during the Coverage Ratio test that is conducted every quarter or the Coverage Ratio falls below 150% at any time before the lapse of the Post-IPO Put Option in accordance with clause 3.6(b) other than as a result of the occurrence of a Credit Event with respect to FTG, subject to clause 6.3, Investor may deliver a written notice (the Top Up Exercise Notice) to PubCo within fifteen (15) Business Days after occurrence of such event requesting PubCo to perform its obligations set out in this clause 6.2. PubCo shall, within three (3) Business Days after the receipt of the Top Up Exercise Notice:

(a)

deposit or procure the deposit of additional cash in US$ (or any other cash-equivalent or other liquid asset with the prior written consent from Investor) in one or more of the Charged Cash Accounts (a Cash Top Up);

(b)

subject to Investor’s consent (which shall not be unreasonably withheld), procure that FIL deposits in the Charged Securities Account additional shares of FTG, or procure that FIL deposit in the Charged Securities Account additional Ordinary Shares in favor of Investor (subject to being registered under the Securities Act and such Ordinary Shares shall be included in an effective resale registration statement covering the resale of such Ordinary Shares by Investor upon Investor acquiring the power of sale or otherwise the power to dispose of such Ordinary Shares pursuant to the relevant security agreement) (each, a Share Top Up);

(c)	subject to Investor’s consent (which shall not be unreasonably withheld), make a combination of Cash Top Up and Share Top Up,

to the extent that immediately after the Cash Top Up and/or Share Top Up, or as of the Instruction Date (if any additional Ordinary Shares are pledged in accordance with this clause 6.2(b)), the Coverage Ratio increases to a level that is no lower than 200% (the Top Up Obligation), provided that if any additional Ordinary Shares are pledged in accordance with this clause 6.2(b), PubCo shall procure that the Ordinary Shares shall be deposited in the Charged Securities Account no later than five (5) Business Days after the Instruction Date; or

(d)	acquire all the PubCo Subscription Shares then held by Investor at a price equal to the Agreed Return rounded to the nearest dollar.

6.3	If the Coverage Ratio falls below 150% solely as a result of the occurrence of a Credit Event with respect to FTG, clauses 3.1(b) and 3.2 shall apply.

6.4

If the Coverage Ratio is above 200% on the last Business Day of any fiscal quarter after Closing (with the first such date being December 29, 2023) (a Charge Release Event), subject to Investor’s consent (which shall not be unreasonably withheld), (i) the cash in the Charged Cash Accounts (if any) shall be released and discharged from the security created under the Cash Account Charge and be released from the Charged Cash Accounts and transferred to another account specified by PubCo (Release Cash Charge) that will cause the Coverage Ratio to be adjusted downwards to no less than or equal to 200% immediately after such release and transfer, (ii) if after all the cash in the Charged Cash Accounts is released and transferred, the Coverage Ratio remains higher than 200%, such number of FTG Security Shares (Release FTG Security Shares) shall be released, reassigned and discharged from the security created under the Account Security Agreement, and be released from the Charged Securities Account and transferred to another account specified by FIL that will cause the Coverage Ratio to be adjusted downwards to no less than or equal to 200% immediately after such release and transfer, (iii) if after all the cash in the Charged Cash Accounts and all the FTG Securities Shares in the Charged Securities Account are released and transferred, the Coverage Ratio remains higher than 200%, such number of Ordinary Shares in the Charged Securities Account deposited by FIL in any Share Top Up (Release PubCo Security Shares) shall also be released, reassigned and discharged from the security created under the Account Security Agreement, and be released from the Charged Securities Account and transferred to another account specified by FIL that will cause the Coverage Ratio to be adjusted downwards to no less than or equal to 200% immediately after such release and transfer. Within 3 Business Days after the occurrence of a Charge Release Event, Investor shall execute and deliver a deed of release, make a Form NM2 filing with the Hong Kong Company Registry and provide all necessary and reasonable support to PubCo and other parties to release, reassign and discharge the Release Cash Charge, the Release FTG Security Shares and/or the Release PubCo Security Shares from the security created under the Cash Account Charge and/or the Account Security Agreement, and to consent to any such release and transfer.

6.5

If the Coverage Ratio is above 200% without taking into account the Market Value of FTG Security Shares on the last Business Day of any fiscal quarter after Closing (with the first such date being December 29, 2023) (an All Share Charge Release Event), all of the FTG Security Shares shall be released, reassigned and discharged from the security created under the Account Security Agreement, and be released from the Charged Securities Account and transferred to another account specified by FIL. Within 3 Business Days after the occurrence of an All Share Charge Release Event, Investor shall execute and deliver a deed of release, make a Form NM2 filing with the Hong Kong Company Registry and provide all necessary and reasonable support to PubCo and other parties to release, reassign and discharge all FTG Security Shares from the security created under the Account Security Agreement, and to consent to any such release and transfer.

6.6	For purposes of clause 3.2 and this clause 6 (Coverage Ratio), Coverage Ratio shall equal:

(a) the aggregate sum of (i) Market Value of PubCo Subscription Shares; (ii) Market Value of FTG Security Shares (applicable only if no Credit Event in respect of FTG is subsisting); (iii) the amount of cash in the Charged Cash Accounts; and (iv) Market Value of Topped-up PubCo Shares (if any), divided by

(b) the Total Subscription Price multiplied by a factor equal to the number of PubCo Subscription Shares then held by Investor divided by the total number of PubCo Subscription Shares,

in each case as at the time when the Coverage Ratio is calculated and tested (a Testing Day).

6.7	For the purpose of the Coverage Ratio formula:

(a)

Market Value of PubCo Subscription Shares means the average Closing Price of the shares of PubCo in any three (3) consecutive Trading Days period (excluding any Disrupted Trading Days) immediately before the Testing Day multiplied by the number of PubCo Subscription Shares then held by Investor on the Testing Day;

(b)

Market Value of FTG Security Shares means the average closing price of the shares of FTG in any three (3) consecutive Trading Days period (excluding any Disrupted Trading Days) immediately before the Testing Day multiplied by the number of the shares of FTG in the Charged Securities Account on the Testing Day, in its equivalent US$ based on exchange rate published by Bloomberg L.P. as at the last trading day in such period; and

(c)

Market Value of Topped-up PubCo Shares means the average Closing Price of the shares of PubCo in any three (3) consecutive Trading Days period (excluding any Disrupted Trading Days) immediately before the Testing Day multiplied by the number of any additional Ordinary Shares deposited to the Charged Securities Account in accordance with clauses 3.2, 6.1 and 6.2(b).

7.	Underwriting Fees

PubCo shall pay Investor in cash per annum, an amount equal to four percent (4%) of the Total Subscription Price for each of the two 12-month periods following the Closing Date as reimbursement of the cost incurred by Investor for its services rendered to PubCo (Underwriting Fees). The Underwriting Fees shall be paid quarterly by PubCo to Investor, with the first quarterly payment payable on the date that falls three (3) months after the Closing Date and the last quarterly payment payable on the second anniversary of the Closing Date, provided that if such date(s) is not a Business Day, the payment shall be made on the Business Day immediately following such date).

8.	Termination

This Agreement shall terminate (other than the Surviving Provisions) upon the earlier of (a) the date on which Investor ceases to be a shareholder in PubCo; and (b) the date that the Post-IPO Put Option lapses in accordance with clause 3.6(b) of this Agreement, provided that such termination shall not affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation falling due for performance prior to such termination.

9.	Confidentiality

9.1

Each Party shall (and shall ensure that each of its Representatives shall) maintain information relating to the negotiations leading to this Agreement in confidence and not disclose such information to any person except:

(a)	as permitted by clause 9.2; or

(b)	as the other Party approve in writing.

9.2	Clause 9.1 shall not prevent disclosure (x) by a Party to its Representatives; or (y) by a Party or any of its Representatives to the extent it can demonstrate that:

(a)

disclosure is required by applicable Law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that the disclosing party shall first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);

(b)	disclosure is necessary in connection with the management of the Tax affairs of a Party or its Affiliates;

(c)

disclosure is of information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(d)	disclosure is of information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives); or

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings to which the disclosing Party is a party in a case where such disclosure is required by such proceedings.

10.	Assignment

Unless the Parties specifically agree in writing, no person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in any of them. Any purported assignment in contravention of this clause 10 (Assignment) shall be void.

11.	Further Assurances

11.1	Each Party shall execute, or procure the execution of, such further documents as may be required by applicable Law or be necessary to implement and give effect to this Agreement.

11.2	Each Party shall procure that its Representatives comply with all obligations under this Agreement that are expressed to apply to any such Representatives.

12.	Notices

12.1

Any notice to be given by one Party to the other Party in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognized courier company.

12.2

A notice shall be effective upon receipt and shall be deemed to have been received: (a) at the time of delivery, if delivered by hand, registered post or courier; or (b) at the time of transmission, if delivered by email. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

12.3	The addresses and email addresses of the Parties for the purpose of clause 12.1 are:

PubCo	Address:	Email:

For the attention of: Gong CHENG	4F, 168 Jiujiang Road, Carlowitz& Co, Huangpu District, Shanghai 200001, China	roy.cheng@lanvin-group.com

Investor	Address:	Email:

For the attention of: Ethan Lee Hobin Whang	Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, 07326, Republic of Korea	sanghwan.lee@meritz.co.kr hobin.whang@meritz.co.kr

12.4	Each Party shall notify the other Party in writing of a change to its details in clause 12.3 from time to time.

13.	Whole Agreement

13.1

This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in relation to the matters set forth therein and supersedes any previous draft, agreement, arrangement or understanding, whether in writing or not; provided that, this Agreement and the Share Buyback and Subscription Agreement shall be read as one agreement; provided further that, to the extent of any inconsistency between this Agreement, as may be amended and restated from time to time, and the Share Buyback and Subscription Agreement, the former shall prevail to the extent of any such inconsistency.

13.2	This Agreement shall supersede the Original Relationship Agreement and the Relationship Agreement Amendment from the effectiveness of this Agreement in accordance with clause 1.2.

13.3	Nothing in this clause 13 (Whole Agreement) shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

14.	Waivers, Rights and Remedies

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

15.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

16.	Variations

No variation, deletion, supplement, amendment or replacement of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of both Parties.

17.	Invalidity and Conflicts

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable under the applicable Law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

18.	Third Party Enforcement Rights

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to persons who are not a party to this Agreement.

19.	Taxes

19.1

Except as otherwise provided in this Agreement, each Party shall be responsible for and bear its own Tax imposed, levied, assessed or incurred on or by the Party for or in connection with the execution and performance of this Agreement and the Transaction, including fees and disbursements of legal counsel.

19.2

Following the Closing, if PubCo or any of its directors, officers, employees, and agents, or any Person who controls PubCo (the PubCo Party) becomes aware that any of PubCo or its intermediary may be required under applicable Laws to deduct or withhold any amount due to Investor for Tax that may be payable by Investor, through (a) receipt of opinion or advice from reputable counsel to PubCo to the effect that PubCo or any intermediary is required to make such deduction or withholding under applicable Laws, (b) any notice, letter or other written or verbal query from or being otherwise approached by any Governmental Entity in respect of any Tax that may be payable by Investor that are required to be deducted or withheld by PubCo or any intermediary in accordance with applicable Laws, or (c) other means by which such PubCo Party has obtained such knowledge (the Supporting Materials), PubCo shall, within two (2) Business Days of the earliest date on which any one of the Supporting Materials have been received by PubCo, deliver written notice to Investor (the Relevant Notice) inviting Investor to engage in prior consultation with PubCo in connection with the deduction or withholding of such Tax by PubCo together with supporting materials including, to the extent received by PubCo as of the date of such Relevant Notice, , (x) in the case of subsection (a) above, a copy of such opinion or advice, (y) in the case of subsection (b) above, a copy of such notice, letter or written query, or in the event such query is received verbally or otherwise, a written summary thereof, and (z) in the case of subsection (c) above, a copy of the document if such means are in written form, or if verbal form or otherwise, a written summary thereof; provided, that if any of (a), (b) or (c) are received by PubCo (including any updates or amendments thereto) after the Relevant Notice is delivered, PubCo shall deliver a copy, or written summary, as the case may be, within two (2) Business Days of receipt, in each case; provided further, that delivery of materials to Investor as required under this clause 19.2 shall in each case be subject to clause 19.3 below. Following the delivery of the Relevant Notice, PubCo shall engage in prior consultation with Investor in good faith for a reasonable period which shall not exceed 20 Business Days following the delivery of the Relevant Notice, subject to extension upon PubCo’s consent (which shall not be unreasonably withheld, conditioned or delayed by PubCo) upon Investor’s reasonable request to discuss material issues arising out any Supporting Materials, if delivered by PubCo after the date of the Relevant Notice in accordance with this clause 19.2 (if extended in accordance with the foregoing, such period as extended, the Consultation Period); provided that, notwithstanding the foregoing, such Consultation Period shall expire on the date that falls two (2) Business Days immediately prior to the date that the relevant payment obligation of PubCo becomes due in accordance with this Agreement. PubCo agrees and undertakes to consider in good faith, any reasonable comments given by Investor or its Representatives during the Consultation Period.

19.3

PubCo shall be permitted to withhold any information that would otherwise be provided in the Relevant Notice or in the Supporting Materials as required under clause 19.2, if provision of such information to Investor will result in PubCo breaching any confidentiality requirement under applicable Laws and/or losing any legal privilege enjoyed by PubCo in relation to the advice or opinion it receives from the reputable counsel; provided, however that, PubCo shall notify Investor that information has been withheld in lieu of providing such information as required under clause 19.2.

19.4

PubCo agrees to indemnify and hold harmless Investor from and against any additional Tax levied or imposed against Investor which would not be levied or imposed against Investor should PubCo complied with clause 19.2, and all related losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such Tax, action or claim) as a result of PubCo’s failure to comply with clause 19.2.

20.	Indemnification

PubCo irrevocably and unconditionally undertakes to and agrees with Investor, that if:

(a)

PubCo or any third-party investors nominated by PubCo fail to either: (i) pay any Post-IPO Put Option Price; or (ii) pay Investor the shortfall amount if Investor has not realized the Agreed Return from enforcement of the FTG Security Shares, in each case, in accordance with this Agreement; or

(b)

the Post-IPO Put Option is or becomes unenforceable, invalid or unlawful under any applicable Law, PubCo shall, as an independent and primary obligation, fully and effectively indemnify, keep indemnified and hold harmless Investor immediately from and against any loss, liability and reasonable Costs (including reasonable costs, suffered or incurred in investigating, settling or disputing any such claim and in any way relating to or in connection with the indemnities) which Investor suffers or incurs arising, directly or indirectly out of, in respect of, in connection with or as a result of the matters set out in the above paragraph (a) or (b), provided that, in the absence of any fraud from PubCo, the aggregate liability of PubCo to Investor under this clause 20 (Indemnification) shall in no event exceed the Agreed Return plus any reasonable Costs actually incurred by Investor under this clause 20 (Indemnification).

21.	Governing Law and Jurisdiction

21.1

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the laws of any other jurisdiction.

21.2

In the event of any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it, the Parties shall use best efforts to resolve such dispute, controversy or claim amicably through discussions in good faith. If the Parties fail to resolve such dispute, controversy or claim amicably within thirty (30) days of the occurrence thereof, the Parties shall submit to arbitration. Any such dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre under the Arbitration Rules of the Singapore International Arbitration Centre (SIAC Rules) for the time being in force. For the purpose of such arbitration, there shall be three (3) arbitrators appointed, and each of the claimant and the respondent shall appoint one (1) arbitrator and each such appointed arbitrator shall agree upon and appoint the third (3rd) arbitrator. If the two (2) appointed arbitrators are unable to agree on a third (3rd) arbitrator, the third (3rd) arbitrator shall be appointed in accordance with the SIAC Rules. The seat of arbitration shall be in Singapore and the language of the arbitration shall be English. The arbitration shall be the sole and exclusive forum for resolution of any such dispute, controversy or claim and a decision rendered by the arbitral tribunal in such proceedings shall be final and binding on the parties, without right of appeal. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another Party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by a Governmental Entity or as required in an action in aid of arbitration or for enforcement of an arbitral award.

Schedule 1

Investor Registration Rights

1.	Registration Rights

1.1.	Resale Registration Rights

1.1.1.

Registration Statement Covering Resale of PubCo Subscription Shares. As soon as reasonably practicable and within thirty (30) days after the Closing, PubCo shall prepare and file or cause to be prepared and filed with the U.S. Securities and Exchange Commission (the Commission), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Investor of all of the PubCo Subscription Shares held by Investor (the Resale Registration Statement). The Resale Registration Statement shall be on Form F-1 or another appropriate form permitting Registration of such PubCo Subscription Shares for resale. PubCo shall use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective as soon as possible after filing but in no event later than sixty (60) days thereafter, or one hundred and twenty (120) days thereafter if the Resale Registration Statement is reviewed by and receives comments from the Commission; provided, however, that PubCo’s obligations to include the PubCo Subscription Shares held by Investor in the Resale Registration Statement are contingent upon Investor furnishing in writing to PubCo such information regarding Investor, the securities of PubCo held by Investor and the intended method of disposition of the PubCo Subscription Shares as shall be reasonably requested by PubCo to effect the registration of the PubCo Subscription Shares, and Investor shall execute such documents in connection with such registration as PubCo may reasonably request that are customary of a selling shareholder in similar situations. PubCo shall use commercially reasonable efforts to keep the Resale Registration Statement (once effective) and prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the earliest of (i) the date on which all PubCo Subscription Shares have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement and (ii) the date on which all PubCo Subscription Shares have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this Section 1.1.1 shall contain a prospectus in such form as to permit Investor to sell such PubCo Subscription Shares pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement, and shall provide that such PubCo Subscription Shares may be sold pursuant to any method or combination of methods legally available to, and requested by, Investor.

1.1.2.

Notification and Distribution of Materials. PubCo shall notify Investor in writing of the effectiveness of the Resale Registration Statement as soon as practicable, and in any event within five (5) Business Days after the Resale Registration Statement becomes effective and shall furnish to them, without charge, such number of copies of the Resale Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Registration Statement or such other documents as Investor may reasonably request in order to facilitate the sale of the PubCo Subscription Shares in the manner described in the Resale Registration Statement.

1.1.3.

Amendments and Supplements. Subject to the provisions of Section 1.1.1, PubCo shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Registration Statement and prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

1.1.4.

SEC Cutback. Notwithstanding the registration obligations set forth in this Section 1.1, in the event the Commission informs PubCo that all of the PubCo Subscription Shares cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, PubCo agrees to promptly (i) inform Investor thereof and use its commercially reasonable efforts to file amendments to the Resale Registration Statement as required by the Commission and/or (ii) withdraw the Resale Registration Statement and file a new registration statement (a New Registration Statement), in either case covering the maximum number of PubCo Subscription Shares permitted to be registered by the Commission, on Form F-1; provided, however, that prior to filing such amendment or New Registration Statement, PubCo shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the PubCo Subscription Shares in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the SEC Guidance), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. In the event PubCo amends the Resale Registration Statement or files a New Registration Statement, as the case may be, under clause (i) or (ii) above, PubCo will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or SEC Guidance provided to PubCo or to registrants of securities in general, one or more registration statements on Form F-1 or such other form available to register for resale those PubCo Subscription Shares that were not registered for resale on the Resale Registration Statement, as amended, or the New Registration Statement.

1.1.5.

Notice of Certain Events. PubCo shall promptly notify Investor in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). PubCo shall promptly notify Investor in writing of the filing of the Resale Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Registration Statement and the effectiveness of any post-effective amendment.

1.1.6.

Selection of Underwriters. Investor shall have the right to select an Underwriter or Underwriters in connection with an Underwritten Offering pursuant to the Resale Registration Statement, which Underwriter or Underwriters shall be reasonably acceptable to PubCo and shall consist of one or more reputable nationally recognized investment banks. In connection with an Underwritten Offering, PubCo shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Offering, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

1.1.7.	Registrations effected pursuant to this Section 1.1 shall not be counted as Demand Registrations effected pursuant to Section 1.2.

1.1.8.	Block Trades.

(a)

If a Demanding Holder (as defined below) wishes to consummate a Block Trade (on either a Commission registered or non-registered basis), then notwithstanding the time periods and piggyback rights otherwise provided herein, such Demanding Holder shall, if it would like the assistance of PubCo, endeavor to give PubCo sufficient advance notice in order to prepare the appropriate documentation for such transaction. Such Demanding Holder, if requesting a Commission registered underwritten Block Trade (i) shall give PubCo written notice of the transaction and the anticipated launch date of the transaction at least five (5) Business Days prior to the anticipated launch date of the transaction, (ii) PubCo shall be required to only notify the other Demanding Holders of the transaction and none of the other Holders, (iii) the other Demanding Holders shall have one (1) Business Day prior to the launch of the transaction to determine if they wish to participate in the Block Trade, and (iv) PubCo shall include in the Block Trade only shares held by the Demanding Holders. Any Registration effected pursuant to this Section 1.1.8 shall not be counted as Demand Registrations effected pursuant to Section 1.2.

(b)	Investor in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

1.2.	Demand Registration

1.2.1.

Request for Registration. At any time and from time to time after expiration of a lock-up to which such shares are subject, if any, the Company Investors who hold US$50,000,000 of the Registrable Securities held by all the Company Investors, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form F-1 (or Form F-3 if it is available to be used by PubCo at such time, or another appropriate form permitting Registration of the Registrable Securities for resale by such Holder). The registration requested pursuant to this Section 1.2.1 is referred to herein as a Demand Registration. Demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. PubCo will notify all Holders of the demand, and each such Holder who wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder including shares of Registrable Securities in such registration, a Demanding Holder) shall so notify PubCo within fifteen (15) days after the receipt by the Holder of the notice from PubCo. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 1.2.4 and the provisos set forth in Section 2.1.1. PubCo shall not be obligated to effect: (a) more than one (1) Demand Registration during any six-month period; (b) any Demand Registration at any time there is an effective Resale Registration Statement on file with the Commission pursuant to Section 1.1; or (c) more than two (2) Underwritten Demand Registrations in respect of all Registrable Securities held by the Company Investors, which, for the avoidance of doubt, shall include any Underwritten Demand Registration made in pursuant to the Investor Rights Agreement.

1.2.2.

Effective Registration. A Registration will not count as a Demand Registration unless and until (a) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (b) PubCo has complied with all of its obligations under this Schedule 1 with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that PubCo shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

1.2.3.

Underwritten Offering. If the Demanding Holders so elect and such holders so advise PubCo as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering with an estimated market value of at least US$50,000,000. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Holders initiating the Demand Registration, and subject to the approval of PubCo.

1.2.4.

Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an Underwritten Offering advises PubCo and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which PubCo desires to sell and Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of PubCo who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the Maximum Number of Shares), then PubCo shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as Pro Rata)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), Ordinary Shares or other securities that PubCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), Ordinary Shares or other securities for the account of other persons that PubCo is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the Holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

1.2.5.

Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to PubCo and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse PubCo for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 1.2) or the withdrawn registration shall count as a Demand Registration provided for in Section 1.2. Notwithstanding anything to the contrary in this Schedule 1, (i) PubCo may effect any Underwritten Registration pursuant to any then effective Registration Statement, that is then available for such offering, and (ii) PubCo shall be responsible for the registration expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 1.2.5.

1.3.	Piggy-Back Registration

1.3.1.

Piggy-Back Rights. If PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by PubCo for its own account or for shareholders of PubCo for their account (or by PubCo and by shareholders of PubCo including, without limitation, pursuant to Section 1.1), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, (iv) filed on Form F-4 or S-4 (or any successor form thereto) related to any merger, acquisition or business combination, (v) for a dividend reinvestment plan or (vi) filed in connection with a Block Trade by one or more Holders in accordance with Section 1.1.8, then PubCo shall (x) give written notice of such proposed filing to Investor as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investor in such notice the opportunity to register the sale of such number of shares of Registrable Securities that are not subject to any transfer restrictions under any applicable lock-up, as Investor may request in writing within five (5) days following receipt of such notice (a Piggy-Back Registration). PubCo shall cause such Registrable Securities to be included in such Piggy-Back Registration and shall use its reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of PubCo and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. Investor and all other Holders proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

1.3.2.

Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an Underwritten Offering advises PubCo and Investor in writing that the dollar amount or number of Ordinary Shares which PubCo desires to sell, taken together with Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than Investor hereunder and the Registrable Securities as to which registration has been requested under this Section 1.3, exceeds the Maximum Number of Shares, then PubCo shall include in any such registration:

(a)

If the Registration is undertaken for PubCo’s account: (A) first, Ordinary Shares or other securities that PubCo desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other securities for the account of other persons that PubCo is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)

If the Registration is a “demand” registration undertaken at the demand of persons other than the Holders, (A) first, Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), Ordinary Shares or other securities that PubCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), Ordinary Shares or other securities for the account of other persons that PubCo is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

1.3.3.

Withdrawal. Investor may elect to withdraw its request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to PubCo of such request to withdraw prior to the effectiveness of the Registration Statement. PubCo (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, PubCo shall pay all expenses incurred by Investor in connection with such Piggy-Back Registration as provided in Section 2.3.

1.3.4.

Unlimited Piggy-Back Rights. For purposes of clarity, any Registration effected pursuant to Section 1.3 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 1.2, and there shall be no limit on the number of Piggy-Back Registrations.

1.4.	Termination of PubCo’s Obligations

Notwithstanding the foregoing, PubCo shall have no obligations pursuant to Sections 1.1, 1.2 or 1.3 with respect to any Registrable Securities proposed to be sold by Investor in a registered public offering if, in the opinion of counsel to PubCo, all such Registrable Securities proposed to be sold by Investor may then be sold under Rule 144 (or similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

2.	Registration Procedures

2.1.

Filings; Information. Whenever PubCo is required to effect the registration of any Registrable Securities pursuant to Section 1 or an underwritten Block Trade, PubCo shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

2.1.1.

Filing Registration Statement. PubCo shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 1.2, prepare and file with the Commission a Registration Statement on any form for which PubCo then qualifies or which counsel for PubCo shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the Effectiveness Period (as defined below); provided, however, that PubCo shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if PubCo shall furnish to Investor a certificate signed by the Chief Executive Officer or Chairman of PubCo stating that, in the good faith judgment of the board of directors of PubCo, it would be materially detrimental to PubCo and its shareholders for such Registration Statement to be effected at such time; provided, however, PubCo shall have the right to defer such filing for a period of not more than ninety (90) days and that PubCo shall not defer its obligation in this manner more than twice in any twelve (12)-month period.

2.1.2.

Copies. PubCo shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investor, if included in such registration, and Investor’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investor, if included in such registration, or legal counsel for Investor may request in order to facilitate the disposition of the Registrable Securities owned by Investor.

2.1.3.

Amendments and Supplements. PubCo shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the Effectiveness Period).

2.1.4.

Notification. After the filing of a Registration Statement, PubCo shall promptly, and in no event more than five (5) Business Days after such filing, notify Investor, if included in such Registration Statement of such filing, and shall further notify Investor promptly and confirm such advice in writing in all events within five (5) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and PubCo shall take all actions reasonably required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Investor, if included in such Registration Statement, any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, PubCo shall furnish to Investor, if included in such Registration Statement, and to the legal counsel for Investor, copies of all such documents proposed to be filed sufficiently in advance of filing to provide Investor and legal counsel with a reasonable opportunity to review such documents and comment thereon.

2.1.5.

Securities Laws Compliance. PubCo shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investor, if included in such Registration Statement, (in light of its intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be reasonably necessary or advisable to enable Investor, if included in such Registration Statement, to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

2.1.6.

Agreements for Disposition. PubCo shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of PubCo in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investor, if included in such registration statement, and the representations, warranties and covenants of Investor, if included in such registration statement, in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of PubCo.

2.1.7.

Comfort Letter. PubCo shall obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

2.1.8.

Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, PubCo shall obtain an opinion, dated such date, of one (1) counsel representing PubCo for the purposes of such Registration, addressed to Investor as a participating Holder, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as Investor, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority-in-interest of the participating Holders.

2.1.9.

Cooperation. The principal executive officer of PubCo, the principal financial officer of PubCo, the principal accounting officer of PubCo and all other officers and members of the management of PubCo shall use their reasonable efforts to cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

2.1.10.

Records. Upon execution of confidentiality agreements (in forms and substance that are reasonably satisfactory to PubCo), PubCo shall make available for inspection by Investor, if included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by Investor, if included in such Registration Statement, or any Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as shall be necessary to enable them to exercise their due diligence responsibility, and cause PubCo’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

2.1.11.

Earnings Statement. PubCo shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

2.1.12.

Listing. PubCo shall use its commercially reasonable efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by PubCo are then listed or designated.

2.1.13.

Market Stand-Off. In connection with any Underwritten Offering of equity securities of PubCo (other than a Block Trade) in which Investor participates, Investor agrees that it shall not Transfer any Ordinary Shares or other equity securities of PubCo (other than those included in such offering pursuant to this Schedule 1), without the prior written consent of PubCo, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Investor agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all participating Holders); provided, that such agreement shall not be materially more restrictive than any similar agreement entered into by the directors and executive officers of PubCo participating in such Underwritten Offering; provided, further, that such agreement shall provide that any early release of any participating Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all participating Holders.

2.2.

Obligation to Suspend Distribution. Upon receipt of any notice from PubCo of the happening of any event of the kind described in Section 2.1.4, or, upon any suspension by PubCo, pursuant to a written insider trading compliance program adopted by the board of directors of PubCo, of the ability of all “insiders” covered by such program to transact in PubCo’s securities because of the existence of material non-public information, Investor, if included in any registration, shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until Investor receives the supplemented or amended prospectus contemplated by Section 2.1.4 or the restriction on the ability of “insiders” to transact in PubCo’s securities is removed, as applicable, and, if so directed by PubCo, Investor will deliver to PubCo all copies, other than permanent file copies then in Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

2.3.

Registration Expenses. Except as set forth in Section 1.2.5, PubCo shall bear all costs and expenses incurred in connection with the Resale Registration Statement pursuant to Section 1.1, any Demand Registration pursuant to Section 1.2 any Piggy-Back Registration pursuant to Section 1.3, and all expenses incurred in performing or complying with its other obligations under this Schedule 1, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) PubCo’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 2.1.12; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for PubCo and fees and expenses for independent certified public accountants retained by PubCo; (viii) the fees and expenses of any special experts retained by PubCo in connection with such registration and (ix) the reasonable fees and expenses of one (1) legal counsel selected by the Holders of a majority-in-interest of the Registrable Securities included in such registration. PubCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by Investor thereof, which underwriting discounts or selling commissions shall be borne by Investor. Additionally, in an Underwritten Offering, all selling shareholders and PubCo shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

2.4.

Information. Investor shall promptly provide such information as may reasonably be requested by PubCo, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with PubCo’s obligation to comply with Federal and applicable state securities laws.

3.	Indemnification and Contribution.

3.1.

Indemnification by PubCo. PubCo agrees to indemnify and hold harmless Investor, and each of its officers, employees, Affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an Investor Indemnified Party), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by PubCo of the Securities Act or any rule or regulation promulgated thereunder applicable to PubCo and relating to action or inaction required of PubCo in connection with any such registration; and PubCo shall promptly reimburse Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that PubCo will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission of any material fact made in such Registration Statement, preliminary prospectus, or final prospectus or any such amendment or supplement, in reliance upon and in conformity with information furnished to PubCo, in writing, by Investor expressly for use therein, or is based on Investor’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

3.2.

Indemnification by Investor. Investor will, in the event that any registration is being effected under the Securities Act pursuant to this Schedule 1 of any Registrable Securities held by Investor, indemnify and hold harmless PubCo, each of its officers, employees, Affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls PubCo (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an PubCo Indemnified Party), against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to PubCo by Investor expressly for use therein, or is based on Investor’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the PubCo Indemnified Parties for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by Investor.

3.3.

Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 3.1 or 3.2, such person (the Indemnified Party) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the Indemnifying Party) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which such counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

3.4.	Contribution.

3.4.1.

If the indemnification provided for in the foregoing Sections 3.1, 3.2 and 3.3 is judicially determined to be unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

3.4.2.

the Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 3.4.1.

3.4.3.

The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.4, Investor shall not be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by Investor from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.	Underwriting and Distribution

4.1.

Rule 144. PubCo shall use commercially reasonable efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if PubCo is not required to file such reports, it will, upon the reasonable request of Investor, make publicly available such necessary information for so long as reasonably necessary to permit sales that would otherwise be permitted by this Schedule 1 pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time or any similar rule or regulation hereafter adopted by the Commission) and take such further action as Investor may reasonably request, all to the extent required from time to time to enable Investor to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

For purpose of this Schedule 1 only,

Block Trade means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts by PubCo, including, without limitation, a same day trade, overnight trade or similar transaction;

Company Investors means each of Investor, Baozun Hongkong Investment Limited, Fosun Fashion Holdings (Cayman) Limited, ITOCHU Corporation, Talent Insight Project Company Limited, Marco Ceccarelli, Great Pacific Enterprises Ltd, Stephenson Management Inc., Stella International Limited, Lux Regency (International) Holdings Limited, Yujing Fashion (BVI) Limited, Target Gain International Limited, Fantasy Gamma Limited and Brilliant Fashion Holdings Limited;

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time;

Form F-1 means a Registration Statement on Form F-1 or any comparable successor form or forms thereto;

Holder means a holder of Registrable Securities;

Investor Rights Agreement means the investor rights agreement dated March 23, 2022, by and among PubCo, Primavera Capital Acquisition Corporation, FFG and certain investors of PubCo named therein.

Registrable Securities means (a) Ordinary Shares issued or issuable upon the conversion of any shares of SPAC Class B Ordinary Shares (as defined in the Business Combination Agreement), (b) the PubCo Warrants (as defined in the Business Combination Agreement) (including any Ordinary Shares issued or issuable upon the exercise of any such PubCo Warrants), (c) any outstanding Ordinary Shares or any other equity security (including Ordinary Shares issued or issuable upon the exercise of any other equity security) of PubCo held by a Company Investor or SPAC Investor as of the Initial Merger Effective Time (as defined in the Business Combination Agreement) (including Ordinary Shares issued pursuant to the transactions contemplated by the Business Combination Agreement), (d) any other equity security of PubCo or any of its subsidiaries, or any successor, issued or issuable with respect to any such Ordinary Shares by way of a share dividend or share split or other distribution or in connection with a combination of shares, contractual control arrangement, recapitalization, merger, consolidation, spin-off or reorganization; and (e) the PubCo Subscription Shares; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, and new certificates for such securities not bearing a legend (other than legend imposed as a result of the restrictions contemplated by the memorandum and articles of PubCo or any lock-up agreement by and among PubCo and any Holders) restricting further transfer shall have been delivered by PubCo to the transferee; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (E) such securities shall have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction;

Registration means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective;

Registration Statement means a registration statement filed by PubCo with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4, Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity);

SPAC Investors means Primavera Capital Acquisition LLC;

Transfer means to (i) lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge or otherwise encumber, grant any option or warrant to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Schedule 1 to the extent and for the duration that such terms remain in effect at the time of the Transfer;

Underwriter means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities;

Underwritten Demand Registrations means an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented; and

Underwritten Registration or Underwritten Offering means shall mean a Registration in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Schedule 2

Definitions and Interpretation

1.	Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Account Security Agreement means the account security agreement, to be entered into by FIL and Investor on the Closing Date;

Affiliate means, in relation to any Party, any subsidiary or parent company of that Party and any subsidiary of any such parent company, in each case from time to time;

Agreed Return means the higher of an amount that:

(a)

provides Investor with an eleven and a half per cent. (11.5%) XIRR, compounding every 12 months, of: (i) the Total Subscription Price calculated for the period between the Closing Date and the date of realization; or

(b)	equals to 1.115 times the sum of the Total Subscription Price,

in each case, less an amount that yields a XIRR of 11.5%, compounding every 12 months, on any Interim Return received by Investor calculated for the period between the date such Interim Return is paid and the date when the Agreed Return is realized;

All Share Charge Release Event has the meaning given in clause 6.5;

Amended MAA means the Amended and Restated Memorandum and Articles of Association of PubCo adopted by special resolution dated December 14, 2022 and effective on December 14, 2022;

Annual Cash Distribution has the meaning given in the Amended MAA;

Blended Subscription Price Per Share means the price per share equal to the quotient of the Total Subscription Price divided by the total number of PubCo Subscription Shares.

Business Combination Agreement has the meaning given in the Recitals to this Agreement;

Business Day means a day (excluding Saturday or Sunday and public holidays in Korea, the PRC, Hong Kong and Cayman Islands) on which commercial banks in Korea, the PRC, Hong Kong and Cayman Islands are generally open for business;

Call Option(s) has the meaning given in clause 4.2;

Call Option 1 has the meaning given in clause 4.1;

Call Option 2 has the meaning given in clause 4.2;

Call Option Completion Date has the meaning given in clause 4.3;

Call Option Exercise Notice has the meaning given in clause 4.3;

Call Option Price(s) has the meaning given in clause 4.2;

Call Option Price 1 has the meaning given in clause 4.1;

Call Option Price 2 has the meaning given in clause 4.2;

Call Option Trigger Event(s) has the meaning given in clause 4.2;

Call Option Trigger Event 1 has the meaning given in clause 4.1;

Call Option Trigger Event 2 has the meaning given in clause 4.2;

Cash Account Charge means the cash account charge, to be entered into by FFG and Investor on the Closing Date;

Cash Top Up has the meaning given in clause 6.2(a);

Charge Release Event has the meaning given in clause 6.4;

Charged Cash Accounts mean:

(a)	the Charged FFG Cash Account;

(b)

the HKD account in the name of FIL held with Citibank, N.A., Hong Kong Branch with account number 1506483006 over which FIL has granted Investor security pursuant to the terms of the Account Security Agreement; and

(c)

the USD account in the name of FIL held with Citibank, N.A., Hong Kong Branch with account number 1506483014 over which FIL has granted Investor security pursuant to the terms of the Account Security Agreement.

Charged FFG Cash Account means the USD account in the name of FFG held with Citibank, N.A., Hong Kong Branch with account number 1032065011 over which FFG has granted Investor security pursuant to the terms of the Cash Account Charge;

Charged Securities Account means the securities account in the name of FIL held with Citibank, N.A., Hong Kong Branch with account number 5064830000 over which FIL has granted Investor security pursuant to the terms of the Account Security Agreement;

Closing has the meaning given in clause 1.1;

Closing Date means the date of the Closing;

Closing Price means the last reported publicly traded price of the shares of PubCo at the closing of trading during a Trading Day on the stock exchange on which the shares of PubCo are traded;

Collateral Share has the meaning given in the Recitals to this Agreement;

Commission has the meaning given in Section 1.1.1 of Schedule 1 (Investor Registration Rights);

Consultation Period has the meaning given in clause 19.2;

Control of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that, such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty per cent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such person or its parent company or power to control the composition of a majority of the board of directors (or equivalent governing body) of such person;

Convertible Preference Share has the meaning given in the Recitals to this Agreement;

Costs means costs (including reasonable legal costs), expenses and Taxes (including stamp duty);

Coverage Ratio has the meaning given in clause 6.6;

Credit Event means:

(a)	in respect of the FFG, PubCo, FIL and FTG:

(i)	Mr. Guo Guangchang ceases to have Control; or

(ii)	any occurrence of any insolvency event, bankruptcy, liquidation, dissolution or winding up or similar event, whether voluntary or involuntary, or a filing for bankruptcy or similar proceedings;

(b)	in respect of FIL or FTG, delisting, or suspension to trading for consecutive period of fifteen (15) Trading Days;

(c)	in respect of PubCo, delisting, or suspension to trading for consecutive period of five (5) Trading Days;

(d)	in respect of FTG, any of the following events:

(i)	the shareholders of FTG pass a shareholder resolution for delisting the ordinary shares in the capital of FTG from the main board of the Stock Exchange; or

(ii)

any of its Financial Indebtedness with an aggregate amount borrowed or raised being in excess of US$60,000,000 is not paid when due nor within any originally applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of any event of default (however described);

(e)

in respect of FIL, any of its Financial Indebtedness with an aggregate amount borrower or raised in excess of US$100,000,000 is not paid when due nor within any originally applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of any event of default (however described);

(f)	in respect of the FFG or PubCo:

(i)

any of its Financial Indebtedness with an aggregate amount borrowed or raised in excess of US$5,000,000 is not paid when due nor within any originally applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of any event of default (however described);

(ii)

any of its creditors declares or becomes entitled to declare any of its Financial Indebtedness with an aggregate amount borrowed or raised in excess of US$5,000,000 due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)

it is unable or admits inability to pay its debt as they fall due, is deemed or declared (in each case, pursuant to applicable law) to be unable to pay its debt as they fall due, or by reason of actual or anticipated financial difficulties:

(A)	suspends or threatens to suspend making payments on any of its debts; or

(B)	commence negotiations with one or more of its creditors generally with a view to rescheduling its debts; or

(g)	failure by PubCo to pay to Investor any Underwriting Fee in accordance with this Agreement;

De-SPAC Transaction has the meaning given in the Recitals to this Agreement;

Demand Registration has the meaning given in Section 1.2.1 of Schedule 1 (Investor Registration Rights);

Demanding Holder has the meaning given in Section 1.2.1 of Schedule 1 (Investor Registration Rights);

Disrupted Trading Day means a Trading Day in which any of the following events occurs:

(a)	any event that prohibits or otherwise makes impossible any market participants in general to effect transactions in, or obtain market values for, the shares of PubCo or FTG (as the case may be);

(b)

any material suspension of trading by the relevant stock exchange on which the shares of PubCo or FTG (as the case may be) are traded, whether by reason of movements in price exceeding limits permitted by that stock exchange or otherwise; or

(c)	a closure of the stock exchange on which the shares of PubCo or FTG (as the case may be) are traded prior to its regular trading time;

Effectiveness Period has the meaning given in Section 2.1.3 of Schedule 1 (Investor Registration Rights);

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first offer, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect;

Event of Default has the meaning given in clause 5.2;

Exchanged Shares has the meaning given in the Recitals to this Agreement;

FFG has the meaning given in the Recitals to this Agreement;

FFG Share Subscription Agreement has the meaning given in the Recitals to this Agreement;

FFG Subscription Shares has the meaning given in the Recitals to this Agreement;

FIL means Fosun International Limited, a company incorporated in Hong Kong with its registered address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong;

Financial Indebtedness means (without double counting) any indebtedness in respect of:

(a)	moneys borrowed; or

(b)

any moneys raised under or pursuant to any debenture, bond (other than a performance bond or advance payment bond), note or loan stock or other similar debt instrument (but, in each case, excluding Trade Instruments), but excluding all indebtedness for or in respect of pension or post-employment benefit related liabilities or any indebtedness owing between PubCo and its subsidiaries;

FTG means Fosun Tourism Group, an exempted company incorporated in the Cayman Islands with company number 315519 and its registered address at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street P.O. Box 10240 Grand Cayman KY1-1002 Cayman Islands;

FTG Credit Event Date has the meaning given in clause 3.2;

FTG Security Shares means the shares of FTG in the Charged Securities Account including any additional shares of FTG that FIL deposits in the Charged Securities Account in any Share Top Up;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority;

Governmental Order means any judgment, decision, ruling, decree, order, settlement, injunction, writ, stipulation, determination or award of any Governmental Entity;

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China;

Indemnified Party has the meaning given in Section 3.3 of Schedule 1 (Investor Registration Rights);

Indemnifying Party has the meaning given in Section 3.3 of Schedule 1 (Investor Registration Rights);

Instruction Date means the date on which FIL delivers the instruction letter to Citibank, N.A., Hong Kong to effect the deposit in the Charged Securities Account of additional Ordinary Shares in favor of Investor in accordance with clause 6.2(b);

Interim Return means any gross proceeds that Investor has realized from the PubCo Subscription Shares (including any dividends received from PubCo, any sale proceeds from disposal of any PubCo Subscription Shares by Investor and any compensation, indemnification, payment or damages received by Investor under any of the Transaction Documents (e.g. Underwriting Fees);

Investor has the meaning given in the Preambles to this Agreement;

Investor Indemnified Party has the meaning given in Section 3.1 of Schedule 1 (Investor Registration Rights);

Korea has the meaning given in the Preambles to this Agreement;

Law means any law, statute, ordinance, rule, regulation, listing rules, stock exchange rules and regulations, code, Governmental Order or other requirement as enacted, issued, promulgated, enforced or entered by a Governmental Entity and having a legally binding effect;

Market Price means the amount equal to the average Closing Price of the shares of PubCo for the three (3) Trading Days (excluding any Disrupted Trading Days) prior to the date of the Call Option Exercise Notice in relation to Call Option 2;

Market Value of FTG Security Shares has the meaning given in clause 6.7(b);

Market Value of PubCo Subscription Shares has the meaning given in clause 6.7(a);

Market Value of Topped-up PubCo Shares has the meaning given in clause 6.7(c);

Maximum Number of Shares has the meaning given in Section 1.2.4 of Schedule 1 (Investor Registration Rights);

New Registration Statement has the meaning given in Section 1.1.4 of Schedule 1 (Investor Registration Rights);

Ordinary Shares means the ordinary shares, par value US$0.000001, of PubCo;

Original Relationship Agreement has the meaning given in the Recitals to this Agreement;

Parties has the meaning given in the Preambles to this Agreement;

Party has the meaning given in the Preambles to this Agreement;

parent company means any company that in relation to another company (its subsidiary):

(a)	holds a majority of the voting rights in the subsidiary;

(b)	is a member of the subsidiary and has the right to appoint or remove a majority of its board of directors;

(c)	is a member of the subsidiary and controls a majority of the voting rights in it under an agreement with the other members; or

(d)	has the right to exercise a dominant influence over the subsidiary under the subsidiary’s articles or a contract authorized by them,

in each case whether directly or indirectly through one or more companies;

Piggy-Back Registration has the meaning given in Section 1.3.1 of Schedule 1 (Investor Registration Rights);

Post-IPO Put Option has the meaning given in clause 3.3;

Post-IPO Put Option Completion Date has the meaning given in clause 3.4;

Post-IPO Put Option Price has the meaning given in clause 3.3;

Post-Liquidity Top Up Trigger Event means Coverage Ratio having fallen below 150%;

PRC means the People’s Republic of China, for the sole purpose of this Agreement, excluding Hong Kong, Macau, and Taiwan;

Pro Rata has the meaning given in Section 1.2.4 of Schedule 1 (Investor Registration Rights);

PubCo has the meaning given in the Preambles to this Agreement;

PubCo Indemnified Party has the meaning given in Section 3.2 of Schedule 1 (Investor Registration Rights);

PubCo Party has the meaning given in clause 19.2;

PubCo Subscription Shares has the meaning given in the Recitals to this Agreement;

Put Option Exercise Notice has the meaning given in clause 3.3;

Put Option Exercise Period has the meaning given in clause 3.3;

Put Option Trigger Event has the meaning given in clause 3.1;

Release Cash Charge has the meaning given in clause 6.4;

Release FTG Security Shares has the meaning given in clause 6.4;

Release PubCo Security Shares has the meaning given in clause 6.4;

Relevant Notice has the meaning given in clause 19.2;

Representatives means, in relation to a Party, its respective Affiliates and advisors;

Resale Registration Statement has the meaning given in Section 1.1.1 of Schedule 1 (Investor Registration Rights);

ROFR Completion Date has the meaning given in clause 2.1(a)(i);

ROFR Purchase Notice has the meaning given in clause 2.1(a)(i);

ROFR Transfer Notice has the meaning given in clause 2.1(a)(i);

SEC Guidance has the meaning given in Section 1.1.4 of Schedule 1 (Investor Registration Rights);

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time;

Share Buyback and Subscription Agreement has the meaning given in the Recitals to this Agreement;

Share Top Up has the meaning given in clause 6.2(b);

SIAC Rules has the meaning given in clause 21.2;

Stock Exchange means The Stock Exchange of Hong Kong Limited;

Supporting Materials has the meaning given in clause 19.2;

Surviving Provisions means clauses 2.3 (Registration Rights), 9 (Confidentiality), 10 (Assignment), 12 (Notices), 13 (Whole Agreement), 14 (Waivers, Rights and Remedies), 16 (Variations), 17 (Invalidity and Conflicts), 18 (Third Party Enforcement Rights), 21 (Governing Law and Jurisdiction) and Schedule 1 (Investor Registration Rights) and Schedule 2 (Definitions and Interpretation);

Tax or Taxation means: (i) taxes on income, profits and gains; and (ii) all other taxies, levies, duties, imposts, charges and withholdings of any fiscal nature, including any excise, property, capital, value added, sales, use, occupation, transfer, franchise and payroll taxes and any social security or social fund contributions, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

Testing Day has the meaning given in clause 6.6;

Top Up Exercise Notice has the meaning given in clause 6.1;

Top Up Obligation has the meaning given in clause 6.1;

Total Subscription Price means the sum of the First Tranche Subscription Price and the Second Tranche Subscription Price, in each case as defined in the Share Buyback and Subscription Agreement;

Trade Instruments means any performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Member arising in the ordinary course of trading of that Group Member;

Trading Day(s) means any day on which the Stock Exchange is scheduled to open for trading for its regular trading sessions;

Transaction has the meaning given in the Recitals to this Agreement;

Transaction Documents means this Agreement, the Share Buyback and Subscription Agreement, the Account Security Agreement and the Cash Account Charge;

Transfer means, in relation to any share in PubCo, to:

(a)	sell, assign, transfer or otherwise dispose of it (or any interest therein) (including the grant of any option over or in respect of it);

(b)	create or permit to subsist any Encumbrances over it;

(c)	direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive it;

(d)	enter into any agreement in respect of the votes or any other rights attached to it (other than by way of proxy for a particular shareholder meeting); or

(e)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing;

Underwriting Fees has the meaning given in clause 7 (Underwriting Fees);

Working Hours means 9.30 a.m. to 5.30 p.m. on a Business Day in the place of receipt of a notice; and

XIRR means the internal rate of return calculated using the XIRR function in Microsoft Excel software, using actual dates of cash flows (taking into account any Interim Return) and based on annual compounding.

2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	references to a paragraph, clause or Schedule shall refer to those of this Agreement unless stated otherwise;

(c)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(d)

references to Hong Kong dollars, HKD or HK$, United States dollars, USD or US$ and RMB are references to the lawful currency from time to time of Hong Kong, the United States of America and the PRC, respectively;

(e)

reference to amount in certain currency includes its equivalent in other currencies based on exchange rate published by Bloomberg L.P. on the relevant date (which shall be the date when the warranty is given or the undertaking or obligation needs to be complied with);

(f)	the Event of Default is continuing if it has not been remedied or waived; and

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.

Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of PubCo or Investor under this Agreement.

4.	Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.

Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 2 (Definitions and Interpretation) and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNATURE

This Agreement is signed by duly authorized representatives of the Parties:

SIGNED	)	SIGNATURE:	/s/ Yun Cheng
for and on behalf of	)
LANVIN GROUP	)
HOLDINGS LIMITED	)	NAME:	Yun Cheng

SIGNED	)	SIGNATURE:	/s/ CHANG WONJAE
for and on behalf of	)
MERITZ SECURITIES	)
CO., LTD.	)	NAME:	CHANG WONJAE